Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HEXCEL CORPORATION,

WOODWARD, INC.

and

GENESIS MERGER SUB, INC.

Dated as of January 12, 2020

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	3
1.5	Conversion of Hexcel Common Stock and Merger Sub Common Stock	3
1.6	Treatment of Hexcel Equity Awards	4
1.7	Treatment of Certain Woodward Awards	6
1.8	Employee Stock Purchase Plan	7
1.9	Certificate of Incorporation of the Combined Company	7
1.10	Bylaws of the Combined Company	7
1.11	Certificate of Incorporation and Bylaws of Surviving Entity	8
1.12	Directors and Officers of Surviving Entity	8
1.13	Plan of Reorganization	8

ARTICLE II

EXCHANGE OF SHARES

2.1	Woodward to Make Consideration Available	8
2.2	Exchange of Shares	8

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WOODWARD AND MERGER SUB

3.1	Corporate Organization	11
3.2	Capitalization	13
3.3	Authority; No Violation	14
3.4	Consents and Approvals	15
3.5	Financial Statements	16
3.6	Broker’s Fees	17
3.7	Absence of Certain Changes or Events	18
3.8	Legal and Regulatory Proceedings	18
3.9	Taxes and Tax Returns	18
3.10	Employees	20
3.11	SEC Reports	23
3.12	Compliance with Applicable Law	23
3.13	Certain Contracts	25
3.14	Government Contracts	28
3.15	Environmental Matters	28

3.16	Real Property	30
3.17	Intellectual Property	30
3.18	Related Party Transactions	32
3.19	State Takeover Laws	32
3.20	Reorganization	33
3.21	Woodward and Merger Sub Board Recommendations	33
3.22	Opinion	33
3.23	Woodward Information	33
3.24	Customers and Suppliers	34
3.25	Insurance	34
3.26	No Other Representations or Warranties	34

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HEXCEL

4.1	Corporate Organization	35
4.2	Capitalization	36
4.3	Authority; No Violation	37
4.4	Consents and Approvals	38
4.5	Financial Statements	38
4.6	Broker’s Fees	40
4.7	Absence of Certain Changes or Events	40
4.8	Legal and Regulatory Proceedings	40
4.9	Taxes and Tax Returns	41
4.10	Employees	42
4.11	SEC Reports	45
4.12	Compliance with Applicable Law	45
4.13	Certain Contracts	47
4.14	Government Contracts	49
4.15	Environmental Matters	50
4.16	Real Property	50
4.17	Intellectual Property	51
4.18	Related Party Transactions	52
4.19	State Takeover Laws	52
4.20	Reorganization	52
4.21	Hexcel Board Recommendation	53
4.22	Opinion	53
4.23	Hexcel Information	53
4.24	Customers and Suppliers	53
4.25	Insurance	54
4.26	No Other Representations or Warranties	54

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	54
5.2	Forbearances	55

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	59
6.2	Access to Information; Confidentiality	62
6.3	Stockholders Meetings	63
6.4	Legal Conditions to Merger	65
6.5	Stock Exchange Listing and Delisting	65
6.6	Employee Benefit Plans	66
6.7	Certain Tax Matters	67
6.8	Indemnification; Directors’ and Officers’ Insurance	67
6.9	Advice of Changes	69
6.10	Dividends	69
6.11	Stockholder Litigation	69
6.12	Corporate Governance; Headquarters; Other Matters	69
6.13	Acquisition Proposals	70
6.14	Public Announcements	72
6.15	Change of Method	72
6.16	Takeover Statutes	73
6.17	Financing and Indebtedness	73
6.18	Exemption from Liability Under Section 16(b)	73
6.19	Transition	73
6.20	Merger Sub Approval	74
6.21	Charter Amendment Vote	74

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	74
7.2	Conditions to Obligations of Hexcel	75
7.3	Conditions to Obligations of Woodward and Merger Sub	76

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	77
8.2	Effect of Termination	78

ARTICLE IX

GENERAL PROVISIONS

9.1	Amendment	80
9.2	Extension; Waiver	80
9.3	Nonsurvival of Representations, Warranties and Agreements	80
9.4	Expenses	81
9.5	Notices	81
9.6	Interpretation	83
9.7	Counterparts	83
9.8	Entire Agreement	83
9.9	Governing Law; Jurisdiction	83
9.10	Waiver of Jury Trial	84
9.11	Assignment; Third-Party Beneficiaries	84
9.12	Specific Performance	85
9.13	Severability	85
9.14	Delivery by Facsimile or Electronic Transmission	85

Exhibit A – Amended and Restated Combined Company Charter

Exhibit B – Bylaw Amendment

Exhibit C – Woodward Bylaws

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	71
affiliate	82
Agreement	1
Amended and Restated Combined Company Charter	7
Antitrust Division	60
Assumed Option	4
Assumed RSU Award	4
Bylaw Amendment	8
Cancelled Shares	3
Certificate of Merger	2
Charter Amendment	7
Charter Amendment Vote	7
Chosen Courts	83
Closing	2
Closing Date	2
Code	2
Combined Company	2
Competition Laws	15
Confidentiality Agreement	62
Contract	25
Delaware Secretary	2
DGCL	1
Direct Merger	16
Director Designees	69
Divestiture	60
Effective Time	2
Enforceability Exceptions	15
Environmental Laws	28
ERISA	20
Exchange Act	17
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	3
FCPA	24
Final Offering Period	7
FTC	60
GAAP	12
Government Contract	28
Governmental Entity	16
Hexcel	1
Hexcel Benefit Plans	41
Hexcel Board Recommendation	52
Hexcel Bylaws	35

Hexcel Certificate of Incorporation	35
Hexcel Common Stock	1
Hexcel Contract	48
Hexcel Covered Customer	53
Hexcel Covered Supplier	53
Hexcel Director Designee	69
Hexcel Disclosure Schedule	34
Hexcel Equity Awards	36
Hexcel ERISA Affiliate	42
Hexcel Indemnified Parties	67
Hexcel Insiders	72
Hexcel Leases	50
Hexcel Meeting	62
Hexcel Multiemployer Plan	42
Hexcel Owned Properties	50
Hexcel PSU Award	5
Hexcel Qualified Plans	42
Hexcel Real Property	50
Hexcel Registered Intellectual Property	50
Hexcel Rollover PSU Award	5
Hexcel Rollover RSU Award	4
Hexcel RSU Award	4
Hexcel SEC Reports	44
Hexcel Securities	36
Hexcel Single Trigger PSU Award	5
Hexcel Stock Option	4
Hexcel Stock Plan	4
Hexcel Subsidiary	35
Hexcel Subsidiary Securities	36
Hexcel Unvested RSU Award	4
Hexcel Vested RSU Award	4
Hexcel Vested/Deferred RSU Award	4
Hazardous Substances	29
HSR Act	15
Intellectual Property	30
IT Assets	31
Joint Proxy Statement	15
knowledge	82
Laws	23
Liens	14
made available	82
Material Adverse Effect	11
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3

Multiemployer Plan	20
Multiple Employer Plan	21
Nasdaq	10
New Benefit Plans	65
New Certificates	8
Non-Scheduled Contracts	27
NYSE	15
OFAC	24
Old Certificate	3
PBGC	21
Permitted Encumbrances	29
Permitted Grants	57
person	82
Personal Data	25
Premium Cap	68
Recommendation Change	63
Registered Intellectual Property	30
Remedy	60
Representatives	24
Requisite Hexcel Vote	37
Requisite Regulatory Approvals	60
Requisite Woodward Vote	14
S-4	15
Sarbanes-Oxley Act	17
SEC	6
Security Breach	25
Share Issuance	14
Subsidiary	12
Surviving Entity	2
Takeover Statutes	32
Tax	20
Tax Return	20
Taxes	20
Termination Date	77
Termination Fee	78
Treasury Regulations	2
Woodward	1
Woodward Benefit Plans	20
Woodward Board Recommendation	32
Woodward Bylaws	7
Woodward Cash LTI Award	6
Woodward Cash LTI Plan	6
Woodward Certificate of Incorporation	7
Woodward Common Stock	1
Woodward Constitution	12
Woodward Contract	27

Woodward Covered Customer	33
Woodward Covered Supplier	33
Woodward Director Designee	69
Woodward Disclosure Schedule	11
Woodward Double Trigger Vesting	6
Woodward Equity Award	6
Woodward Equity Awards	13
Woodward ERISA Affiliate	20
Woodward Indemnified Parties	67
Woodward Leases	29
Woodward Meeting	62
Woodward Multiemployer Plan	21
Woodward Owned Properties	29
Woodward Qualified Plans	20
Woodward Real Property	29
Woodward Registered Intellectual Property	30
Woodward RSU	6
Woodward RSU Awards	13
Woodward SEC Reports	23
Woodward Securities	13
Woodward Severance Agreement	6
Woodward Stock Option	6
Woodward Subsidiary	12
Woodward Subsidiary Securities	14

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 12, 2020 (this “Agreement”), by and among Hexcel Corporation, a Delaware corporation (“Hexcel”), Woodward, Inc., a Delaware corporation (“Woodward”), and Genesis Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into Hexcel (the “Merger”), with Hexcel surviving the Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Hexcel, Woodward and Merger Sub have approved the Merger and this Agreement;

WHEREAS, the Board of Directors of Woodward has (a) determined that this Agreement and the transactions contemplated hereby, including the Charter Amendment (as defined below), the Share Issuance (as defined below) and the Merger, are fair to, and in the best interests of, Woodward and the holders of shares of common stock, par value $0.001455 per share, of Woodward (the “Woodward Common Stock”), (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Charter Amendment, the Share Issuance and the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that the Share Issuance and the Charter Amendment be submitted to the holders of shares of Woodward Common Stock for their approval, and (d) resolved to recommend that the holders of shares of Woodward Common Stock vote in favor of the approval of the Share Issuance and the Charter Amendment on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Hexcel has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Hexcel and the holders of shares of common stock, par value $0.01 per share, of Hexcel (the “Hexcel Common Stock”), (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement be submitted to the holders of shares of Hexcel Common Stock for their adoption and (d) resolved to recommend that the holders of shares of Hexcel Common Stock vote in favor of the adoption this Agreement;

WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Merger Sub and Woodward, as the sole stockholder of Merger Sub, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directed that this Agreement be submitted to Woodward, as the sole stockholder of Merger Sub, for its adoption and (d) resolved to recommend that Woodward as the sole stockholder of Merger Sub, vote in favor of the adoption this Agreement;

WHEREAS, for U.S. federal income tax purposes, Woodward, Merger Sub and Hexcel intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (“Treasury Regulations”), and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time (as defined below), Merger Sub shall be merged with and into Hexcel in accordance with the DGCL and the separate corporate existence of Merger Sub shall thereupon cease, and (b) Hexcel shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Entity”) and from and after the Effective Time (as defined below), shall be a wholly owned Subsidiary of Woodward (sometimes hereinafter referred to as the “Combined Company,” including in its capacity as the sole stockholder of the Surviving Entity following the Effective Time), and the separate corporate existence of Hexcel with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL.

1.2    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, on a date which shall be no later than three (3) business days after the satisfaction or waiver (to the extent permitted under applicable Law) of all of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or permitted waiver thereof), unless another date, time or place is agreed to in writing by Hexcel and Woodward. The date on which the Closing occurs is referred to as the “Closing Date.”

1.3    Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a certificate of merger relating to the Merger (the “Certificate of Merger”), executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the DGCL or by the Delaware Secretary in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Delaware Secretary, or at such later time as Hexcel and Woodward shall agree and specify in the Certificate of Merger (such time hereinafter referred to as the “Effective Time”).

1.4    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.5    Conversion of Hexcel Common Stock and Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Hexcel, Woodward, Merger Sub or the holders of any securities of Hexcel, Woodward or Merger Sub:

(a)    Each share of the common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Entity. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Entity into which such shares of Merger Sub Common Stock were converted in accordance with the immediately preceding sentence.

(b)    Subject to Section 2.2(e), each share of Hexcel Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Hexcel Common Stock that are owned by Woodward, Hexcel or Merger Sub (in each case other than shares of Hexcel Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties) (the “Cancelled Shares”), shall be converted into the right to receive 0.6250 shares (the “Exchange Ratio”, and such shares, the “Merger Consideration”) of Woodward Common Stock.

(c)    All of the shares of Hexcel Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Hexcel Common Stock) previously representing any such shares of Hexcel Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Woodward Common Stock which such shares of Hexcel Common Stock have been converted into the right to receive pursuant to this Section 1.5, (ii) cash in lieu of fractional shares which the shares of Hexcel Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Hexcel Common Stock or Woodward Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Woodward and the holders of shares of Hexcel Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit Hexcel or Woodward to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(d)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Cancelled Shares shall be cancelled and shall cease to exist and no Woodward Common Stock or other consideration shall be delivered in exchange therefor.

1.6    Treatment of Hexcel Equity Awards

(a)    At the Effective Time, each option to purchase shares of Hexcel Common Stock (a “Hexcel Stock Option”) that, as of immediately prior to the Effective Time, is outstanding and unexercised shall be converted into an option to purchase shares of Woodward Common Stock (an “Assumed Option”) having the same terms and conditions as applied to the corresponding Hexcel Stock Option as of immediately prior to the Effective Time (including, for the avoidance of doubt, any extended post-termination exercise period that applies following consummation of the Merger), except that (i) all Assumed Options corresponding to Hexcel Stock Options that are outstanding on the date of this Agreement shall be fully vested, (ii) the number of shares of Woodward Common Stock (rounded down to the nearest whole share) subject to the Assumed Option will be equal to the product of (A) the number of shares of Hexcel Common Stock subject to the corresponding Hexcel Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, (iii) the exercise price per share of Woodward Common Stock (rounded up to the nearest whole cent) subject to the Assumed Option will be equal to the quotient of (A) the exercise price per share of Hexcel Common Stock of such corresponding Hexcel Stock Option as of immediately prior to the Effective Time, divided by (B) the Exchange Ratio, and (iv) all references to the “Company” in Hexcel’s 2013 Incentive Stock Plan or 2003 Incentive Stock Plan, as applicable (the “Hexcel Stock Plan”), and the Hexcel Stock Option agreements will be references to Woodward.

(b)    At the Effective Time, each restricted stock unit award (or portion thereof) covering shares of Hexcel Common Stock that does not provide for performance-based vesting (a “Hexcel RSU Award”) and that, as of immediately prior to the Effective Time, is outstanding and vested (or otherwise will vest in accordance with its terms as a result of the occurrence of the Merger) (a “Hexcel Vested RSU Award”), but excluding any Hexcel Vested RSU Award the settlement of which is deferred beyond the vesting date pursuant to the applicable award agreement or any deferral election (a “Hexcel Vested/Deferred RSU Award”), shall be cancelled and converted into the right to receive, as promptly as practicable following the Effective Time, a number of shares of Woodward Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Hexcel Common Stock covered by such Hexcel Vested RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, subject to any applicable withholding Taxes. For the avoidance of doubt, for purposes of this Section 1.6, vesting based on continued employment or other service shall not be considered a performance-based vesting provision.

(c)    At the Effective Time, each Hexcel RSU Award (or portion thereof) that, as of immediately prior to the Effective Time, is outstanding and is not a Hexcel Vested RSU Award (a “Hexcel Unvested RSU Award”) and each Hexcel Vested/Deferred RSU Award (any such Hexcel Unvested RSU Award or Hexcel Vested/Deferred RSU Award, a “Hexcel Rollover RSU Award”), by virtue of the Merger and without any action on the part of the holders thereof, shall be assumed by Woodward and converted automatically at the Effective Time into a restricted stock unit award covering Woodward Common Stock (an “Assumed RSU Award”) having the same terms and conditions as applied to the corresponding Hexcel Rollover RSU Award as of immediately prior to the Effective Time, except that (i) each Assumed RSU Award will cover that number of shares of Woodward Common Stock (rounded to the nearest whole share) equal to the product of (a) the number of shares of Hexcel Common Stock that were subject to the Hexcel Rollover RSU Award as of immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, and (ii) all references to the “Company” in the applicable Hexcel Stock Plan and Hexcel Rollover RSU Award agreements will be references to Woodward .

(d)    At the Effective Time, each restricted stock unit award (or portion thereof) covering shares of Hexcel Common Stock that provides for performance-based vesting (“Hexcel PSU Award”) and that is outstanding both on the date of this Agreement and immediately prior to the Effective Time (a “Hexcel Single Trigger PSU Award”) shall be cancelled and converted into the right to receive, as promptly as practicable following the Effective Time, a number of shares of Woodward Common Stock (rounded to the nearest whole share) equal to the product of (i) the number of shares of Hexcel Common Stock covered by such Hexcel Single Trigger PSU Award as of immediately prior to the Effective Time based on the greater of (A) actual performance and (B) performance at target, multiplied by (ii) the Exchange Ratio, subject to any applicable withholding Taxes; provided, however, that for any Hexcel Single Trigger PSU Award that constitutes deferred compensation within the meaning of Section 409A of the Code, such award shall be settled on the first date that will not result in the imposition of any tax under Section 409A of the Code in accordance with the terms of the applicable award agreement. For purposes of clause (i)(A) of the immediately preceding sentence, actual performance shall mean actual performance as determined in the good faith discretion of the Compensation Committee of the Hexcel Board of Directors on a date no earlier than ten days, and no later than one day, prior to the Effective Time, taking into account any necessary or appropriate adjustments to the applicable performance goals to reflect the shortened performance periods.

(e)    At the Effective Time, each Hexcel PSU Award (or portion thereof) that, as of immediately prior to the Effective Time, is outstanding and that is not a Hexcel Single Trigger PSU Award (a “Hexcel Rollover PSU Award”), by virtue of the Merger and without any action on the part of the holders thereof, shall be assumed by Woodward and converted automatically at the Effective Time into an Assumed RSU Award having the same terms and conditions as applied to the corresponding Hexcel Rollover PSU Award as of immediately prior to the Effective Time, except that (i) each Assumed RSU Award will cover that number of shares of Woodward Common Stock (rounded to the nearest whole share) equal to the product of (A) the number of unvested shares of Hexcel Common Stock that were subject to the Hexcel Rollover PSU Award as of immediately prior to the Effective Time assuming performance at target, multiplied by (B) the Exchange Ratio, (ii) all references to the “Company” in the applicable Hexcel Stock Plan and Hexcel Rollover PSU Award agreements will be references to Woodward, and (iii) the Assumed RSU Award will no longer be subject to performance-based vesting and will only be subject to service-based vesting.

(f)    Prior to the Effective Time, Hexcel, the Board of Directors of Hexcel and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.6.

(g)    Notwithstanding anything to the contrary herein, if the application of Sections 1.6(a) through 1.6(e) is subject to the Laws of a non-U.S. jurisdiction, then, to the extent that the manner in which such equity award would otherwise be treated pursuant to this Agreement would result in materially adverse Tax consequence to the individual holding such equity award, Hexcel and Woodward shall work in good faith to adjust the treatment of such equity award as commercially reasonable to avoid such adverse Tax consequence in such a manner as to yield to the holder of such equity award the economic benefit intended by Sections 1.6(a) through 1.6(e).

(h)    Woodward shall take all corporate actions that are necessary for the assumption of the Hexcel Equity Awards pursuant to this Section 1.6, including the reservation, issuance and listing of Woodward Common Stock as necessary to effect the transactions contemplated by this Section 1.6. In addition, Woodward shall file with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable on or after the Closing Date a registration statement on Form S-8 (or such other applicable form) with respect to the Assumed Options, Assumed RSU Awards and Assumed PSU Awards and the shares of Woodward Common Stock underlying such awards, and shall maintain the effectiveness of such registration statement for so long as such awards remain outstanding and such registration of the shares of Woodward Common Stock issuable thereunder continues to be required.

1.7    Treatment of Certain Woodward Awards.

(a)    At the Effective Time, each option to purchase shares of Woodward Common Stock (a “Woodward Stock Option”) and each restricted stock unit covering shares of Woodward Common Stock (a “Woodward RSU,” and any such Woodward RSU or Woodward Stock Option, a “Woodward Equity Award”), in each case that is (i) outstanding (and, in the case of Woodward Stock Options, unexercised) both (A) as of the date of this Agreement and (B) as of immediately prior to the Effective Time, and (ii) held by an employee of Woodward or any of its Subsidiaries, but excluding (x) any Woodward Equity Award that, as of immediately prior to the Effective Time, is held by the individual who as of immediately prior to the Effective Time is the Chief Executive Officer of Woodward, and (y) any Woodward Equity Award that, as of immediately prior to the Effective Time, (I) is held by an employee of Woodward or any of its Subsidiaries and (II) qualifies for post-termination continued vesting pursuant to the terms of the applicable Woodward Equity Award agreement, shall be deemed amended to provide that upon a termination of such employee’s employment without “Cause” (as such term is defined in Woodward’s Amended and Restated Executive Change-in-Control Severance Agreement filed as Exhibit 10.25 to the Annual Report on Form 10-K filed November 12, 2014 (a “Woodward Severance Agreement”)) or a termination of employment by such employee for “Good Reason” (as such term is defined in the Woodward Severance Agreement), in either event, that occurs upon or within twenty-four (24) months following the Effective Time, such Woodward Equity Award will become fully vested, and in the case of Woodward Stock Options, fully exercisable (a “Woodward Double Trigger Vesting”).

(b)    At the Effective Time, each award granted under the Woodward Cash Long-Term Incentive Plan (the “Woodward Cash LTI Plan””) that is outstanding as of immediately prior to the Effective Time (a “Woodward Cash LTI Award”), by virtue of the Merger and without any action on the part of the holders thereof, shall be terminated and converted into the right to receive, as promptly as practicable following the Effective Time (or such later date as may be required by the Woodward Cash LTI Plan), without interest, and subject to any applicable withholding Taxes, a cash amount determined as the greater of (i) the target award payable in respect of such Woodward Cash LTI Award, and (ii) the portion of the award payable based on the actual, then current interim performance payout levels as determined in the good faith discretion of the Compensation Committee of the Woodward Board (or the Woodward Board or another authorized committee of the Board) based on calculations by the applicable Woodward compensation consultant, in accordance with the methodologies historically applied thereto in calculating interim performance payout levels for Woodward Cash LTI Awards, with such determination to be made on a date no earlier than ten days, and no later than one day, prior to the Effective Time, provided that such amount shall be prorated based on the portion of the 3-year performance cycle that is completed using the quotient of (A) the number of completed months (including for any completed partial months, rounded down to the nearest tenth of a month) in such cycle, divided by (B) 36.

1.8    Employee Stock Purchase Plan. Hexcel shall take all necessary action to terminate the Hexcel ESPP and all outstanding rights thereunder (including providing any requisite notice to participants in the Hexcel ESPP pursuant to the terms of the Hexcel ESPP) no later than as of immediately prior to the Effective Time, contingent upon the consummation of the transactions contemplated by this Agreement; provided that, from and after the date of this Agreement, Hexcel shall take all necessary action to ensure that (a) no new participants are permitted to participate in the Hexcel ESPP and that existing participants in the Hexcel ESPP will not be permitted to increase their payroll deduction or contribution rates from those in effect on the date of this Agreement, (b) except for any offering period or other similar period during which shares may be purchased in effect on the date of this Agreement (the “Final Offering Period”), no new offering period or such other similar period shall be authorized or commenced after the date of this Agreement, and (c) the maximum number of shares that a participant in the Hexcel ESPP is permitted to purchase shall not be increased. Unless otherwise agreed to by Hexcel and Woodward, the Final Offering Period shall terminate no later than as of the exercise date immediately following the date of this Agreement, and in all cases no later than the day immediately prior to the Effective Time.

1.9    Certificate of Incorporation of the Combined Company. Subject to the approval of the Charter Amendment by the holders of two-thirds of the outstanding shares of Woodward Common Stock (the “Charter Amendment Vote”) and the occurrence of the Closing, Woodward shall cause the Certificate of Incorporation of Woodward (the “Woodward Certificate of Incorporation”), as in effect immediately prior to the Effective Time, to be amended and restated in their entirety to be in the form set forth in Exhibit A (the “Amended and Restated Combined Company Charter”, and such amendment and restatement, the “Charter Amendment”) effective concurrently with the Effective Time, until thereafter amended in accordance with its terms and applicable Law. In the event that the Charter Amendment is not approved, the Woodward Certificate of Incorporation as in effect immediately prior to the Effective Time shall continue as the Certificate of Incorporation of the Combined Company from and after the Effective Time, until thereafter amended in accordance with its terms and applicable Law.

1.10    Bylaws of the Combined Company. Subject to the occurrence of the Closing, Woodward shall cause the Bylaws of Woodward (the “Woodward Bylaws”), as in effect immediately prior to the Effective Time, to be amended as set forth in Exhibit B attached hereto (the “Bylaw Amendment”) effective concurrently with the Effective Time, until thereafter amended in accordance with its terms and applicable Law.

1.11    Certificate of Incorporation and Bylaws of Surviving Entity. At the Effective Time, the Certificate of Incorporation of the Surviving Entity and the Bylaws of the Surviving Entity shall be amended and restated in their entirety to be in the form of the Certificate of Incorporation of Merger Sub and the Bylaws of Merger Sub, respectively, as in effect immediately prior to the Effective Time (except that (i) the name of the Surviving Entity shall be “Hexcel Corporation” and (ii) the reference to the incorporator will be removed), in each case until thereafter amended in accordance with their respective terms and with applicable Law.

1.12    Directors and Officers of Surviving Entity. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity, in each case until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the Bylaws of the Surviving Entity. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity, in each case until such officer’s successor is elected and qualified or such officer’s earlier death, resignation, retirement, disqualification or removal, in each case in accordance with the Bylaws of the Surviving Entity.

1.13    Plan of Reorganization. This Agreement is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and the Treasury Regulations promulgated thereunder, pursuant to which, for such purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE II

EXCHANGE OF SHARES

2.1    Woodward to Make Consideration Available. At or prior to the Effective Time, Woodward shall deposit, or shall cause to be deposited, with a bank or trust company designated by Woodward and reasonably acceptable to Hexcel (the “Exchange Agent”), for exchange in accordance with this ARTICLE II for the benefit of the holders of Old Certificates, certificates or, at Woodward’s option, evidence in book-entry form, representing shares of Woodward Common Stock to be issued pursuant to Section 1.5 (referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of Woodward Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).

2.2    Exchange of Shares.

(a)    As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Woodward shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Hexcel Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Woodward Common Stock pursuant to ARTICLE I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Woodward Common Stock and any cash in lieu of fractional shares which the shares of Hexcel Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Woodward Common Stock to which such holder of shares of Hexcel Common Stock shall have become entitled pursuant to the provisions of ARTICLE I and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this ARTICLE II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Woodward Common Stock which the shares of Hexcel Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)    No dividends or other distributions declared with respect to Woodward Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this ARTICLE II. After the surrender of an Old Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Woodward Common Stock that the shares of Hexcel Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)    If any New Certificate representing shares of Woodward Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Woodward Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no transfers on the stock transfer books of Hexcel of the shares of Hexcel Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Woodward Common Stock as provided in this ARTICLE II.

(e)    Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Woodward Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Woodward Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Combined Company. In lieu of the issuance of any such fractional share, the Combined Company shall pay to each former holder of shares of Hexcel Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Woodward Common Stock on the Nasdaq Stock Market (the “Nasdaq”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Hexcel Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Woodward Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)    Any portion of the Exchange Fund that remains unclaimed by the stockholders of Hexcel for twelve (12) months after the Effective Time shall be paid to the Combined Company. Any former holders of shares of Hexcel Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to the Combined Company for payment of the shares of Woodward Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Woodward Common Stock deliverable in respect of each former share of Hexcel Common Stock such holder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Hexcel, Woodward, Merger Sub, the Surviving Entity, the Combined Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Hexcel Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g)    Each of Hexcel, Woodward, Merger Sub, the Surviving Entity and the Combined Company, and any other person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any payment made pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(h)    In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Woodward, the Combined Company or the Exchange Agent, the posting by such person of a bond in such amount as Woodward, the Combined Company or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Woodward Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

(i)    In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Hexcel Common Stock or Woodward Common Stock in connection with the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WOODWARD AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Woodward and Merger Sub to Hexcel concurrently herewith (the “Woodward Disclosure Schedule”); provided, that (i) the mere inclusion of an item in the Woodward Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Woodward or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (ii) any disclosures made with respect to a section of ARTICLE III shall be deemed to qualify (1) any other section of ARTICLE III specifically referenced or cross-referenced and (2) other sections of ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Woodward SEC Reports filed by Woodward prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Woodward and Merger Sub hereby represent and warrant to Hexcel as follows:

3.1    Corporate Organization.

(a)    Woodward is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Woodward has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Woodward is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Hexcel, Woodward, Merger Sub, the Surviving Entity or the Combined Company, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or financial condition of such Person and its Subsidiaries taken as a whole (provided, however, that Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or official interpretations thereof, (B) changes, after the date hereof, in Laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic, market (including equity, credit and debt markets, as well as changes in interest rates) or other general industry-wide conditions affecting the industries in which such party and its Subsidiaries operates, (D) the announcement or the existence of, compliance with, pendency of or performance under, this Agreement or the transactions contemplated hereby or the identity of the parties to this Agreement or any of their affiliates (including the impact thereof on the relationships, contractual or otherwise, of a party or any of its Subsidiaries with officers and employees, financing sources, customers, suppliers, vendors, service providers or other partners) (provided that this clause (D) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of or performance under this Agreement or the consummation of the transactions contemplated hereby), (E) a decline in the trading price of a party’s common stock or any change in the credit ratings or ratings outlook for, or the availability or cost of equity, debt or other financing to, such party or any of its Subsidiaries, or the failure, in and of itself, to meet earnings projections, earnings guidance, budgets, expectations, estimates or internal financial forecasts, but not, in either case, including any underlying causes thereof to the extent not otherwise excluded pursuant to subclauses (A) through (H), (F) weather conditions or other acts of God, (G) any action required to be taken by a party or any of its Subsidiaries at the written request of the other party and (H) any actions or claims made or brought by any of the current or former stockholders of a party (or on their behalf or on behalf of such party) against another party or any of its directors, officers or employees arising out of this Agreement or the transactions contemplated hereby; except, with respect to subclause (A), (B), (C) or (F) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate). As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the Woodward Certificate of Incorporation, the Constitution of Woodward (the “Woodward Constitution”) and the constituent documents of Merger Sub, in each case as in effect as of the date of this Agreement, have previously been made available by Woodward to Hexcel. Woodward has taken all necessary corporate action to amend the Woodward Bylaws to be in the form set forth on Exhibit C as of the date of this Agreement.

(b)    Each Subsidiary of Woodward (a “Woodward Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Woodward and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Woodward Subsidiary to pay dividends or distributions except for restrictions imposed by applicable Law or, in the case of non-wholly owned Subsidiary joint ventures, joint venture agreements in effect as of the date of this Agreement made available by Woodward to Hexcel. Section 3.1(b) of the Woodward Disclosure Schedule sets forth a true and complete list of all Woodward Subsidiaries as of the date hereof. No Woodward Subsidiary is in violation of any of the provisions of the certificate of incorporation or bylaws (or comparable organizational documents) of such Woodward Subsidiary. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Woodward other than the Woodward Subsidiaries. No Woodward Subsidiary owns any capital stock of Woodward.

3.2    Capitalization.

(a)    As of January 10, 2020, the authorized capital stock of Woodward consists of 150,000,000 shares of Woodward Common Stock and 10,000,000 shares of preferred stock, par value $0.003 per share. As of January 10, 2020, there are (i) 62,196,367 shares of Woodward Common Stock issued and outstanding; (ii) 10,763,633 shares of Woodward Common Stock held in treasury; (iii) 5,717,012 shares of Woodward Common Stock reserved for issuance upon the exercise of outstanding Woodward Stock Options; (iv) 9,150 shares of Woodward Common Stock subject to outstanding awards of restricted stock units corresponding to Woodward Common Stock (“Woodward RSU Awards”); and (v) no other shares of capital stock or other voting securities or equity interests of Woodward issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Woodward Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Woodward may vote. Other than Woodward Stock Options, and Woodward RSU Awards (collectively, “Woodward Equity Awards”) issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Woodward, or contracts, commitments, understandings or arrangements by which Woodward may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Woodward, or that otherwise obligate Woodward to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Woodward Securities”). Other than Woodward Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Woodward or any Woodward Subsidiary) are outstanding as of the date of this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Woodward or any of Woodward Subsidiary is a party with respect to the voting or transfer (including preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts or calls) of Woodward Common Stock, capital stock or other voting or equity securities or ownership interests of Woodward or granting any stockholder or other person any registration rights.

(b)    All of the issued and outstanding capital stock of Merger Sub have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and is, and at the Effective Time will be, owned by Woodward or a Woodward Subsidiary. Merger Sub was incorporated solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its incorporation, has not carried on any business, other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(c)    Woodward owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Woodward Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Woodward Subsidiary, or contracts, commitments, understandings or arrangements by which any Woodward Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Woodward Subsidiary, or otherwise obligating any Woodward Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “Woodward Subsidiary Securities”).

3.3    Authority; No Violation.

(a)    Woodward has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Woodward and the Board of Directors of Merger Sub, as applicable. The Board of Directors of Woodward has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Woodward and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that the Share Issuance (as defined below) and the Charter Amendment be submitted to Woodward’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of the issuance of shares of Woodward Common Stock pursuant to this Agreement (the “Share Issuance”) by the holders of a majority of the outstanding shares of stock entitled to vote on the

Share Issuance present in person or by proxy at a meeting of Woodward stockholders duly called and held for such purpose (the “Requisite Woodward Vote”), (ii) the receipt of the Charter Amendment Vote, (iii) corporate proceedings required to give effect to the matters and agreements contemplated by Section 6.12 and (iv) the approval of this Agreement by the sole stockholder of Merger Sub contemplated by Section 6.20, no other corporate proceedings on the part of Woodward or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Woodward and Merger Sub (assuming due authorization, execution and delivery by Hexcel) constitutes a valid and binding obligation of each of Woodward and Merger Sub, enforceable against each of Woodward and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)). The shares of Woodward Common Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite Woodward Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Woodward will have any preemptive right or similar rights in respect thereof.

(b)    Neither the execution and delivery of this Agreement by Woodward or Merger Sub nor the consummation by Woodward or Merger Sub of the transactions contemplated hereby (including the Merger), nor compliance by Woodward or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Woodward Certificate of Incorporation, the Woodward Bylaws, the Woodward Constitution or the certificate of incorporation or bylaws (or similar organizational documents) of Merger Sub or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate in any material respect any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Woodward, Merger Sub or any Woodward Subsidiary or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Woodward, Merger Sub or any Woodward Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Woodward, Merger Sub or any Woodward Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Woodward.

3.4    Consents and Approvals.

(a)    Except for (i) the filing of any required applications, filings and notices, as applicable, with the Nasdaq and the New York Stock Exchange (the “NYSE”), (ii) the filing of any required applications, filings and notices, as applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other consents, approvals, filings or registrations as may be required under any antitrust or competition Laws of non-U.S. jurisdictions (together with the HSR Act, collectively, “Competition Laws”), (iii) the filing of any required applications, filings and notices, as applicable, for foreign investment clearance of any jurisdiction, (iv) the filing by Woodward with the SEC of a joint proxy statement in definitive form (including any amendments or supplements thereto, the “Joint Proxy Statement”), and a registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus (the “S-4”), and the declaration of effectiveness of the S-4, (v) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Woodward Common Stock pursuant to this Agreement and the approval of the listing of such Woodward Common Stock on the Nasdaq or the NYSE, as applicable, no material consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Woodward or Merger Sub of this Agreement or (B) the consummation by Merger Sub of the Merger and by Woodward and Merger Sub of the other transactions contemplated hereby. As of the date hereof, Woodward is not aware of any reason why the necessary regulatory approvals and consents will not be received by Woodward or Merger Sub to permit consummation of the Merger on a timely basis. As of the date hereof, to the knowledge of Woodward, there is no fact or circumstance existing that would require or reasonably be expected to require either party to invoke their right to change the structure of effecting the combination of Hexcel and Woodward to a Direct Merger pursuant to Section 6.15 hereof.

(b)    Except as set forth in Section 3.4(b) of the Woodward Disclosure Schedule, the representations and warranties in Sections 3.3(b) and 3.4(a) are true and correct with respect to a combination of Hexcel and Woodward structured as a merger of Hexcel with and into Woodward (a “Direct Merger”).

3.5    Financial Statements.

(a)    The financial statements of Woodward and the Woodward Subsidiaries included (or incorporated by reference) in the Woodward SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Woodward and the Woodward Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Woodward and the Woodward Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Woodward and the Woodward Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since September 30, 2016, no independent public accounting firm of Woodward has resigned (or informed Woodward that it intends to resign) or been dismissed as independent public accountants of Woodward as a result of or in connection with any disagreements with Woodward on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Woodward, neither Woodward nor any Woodward Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Woodward included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Woodward and the Woodward Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Woodward or the Woodward Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Woodward. Woodward (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Woodward, including the Woodward Subsidiaries, is made known to the chief executive officer and the chief financial officer of Woodward by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Woodward’s outside auditors and the audit committee of Woodward’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Woodward’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Woodward’s internal controls over financial reporting. These disclosures were made in writing by management to Woodward’s auditors and audit committee. There is no reason to believe that Woodward’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since October 1, 2016, (i) neither Woodward nor any Woodward Subsidiary, nor, to the knowledge of Woodward, any director, officer, auditor, accountant or Representative of Woodward or any Woodward Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of Woodward or any Woodward Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Woodward or any Woodward Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Woodward or any Woodward Subsidiary, whether or not employed by Woodward or any

Woodward Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Woodward or any Woodward Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of Woodward or any committee thereof or the Board of Directors or similar governing body of any Woodward Subsidiary or any committee thereof, or to the knowledge of Woodward, to any director or officer of Woodward or any Woodward Subsidiary.

3.6    Broker’s Fees. With the exception of the engagement of J.P. Morgan Securities LLC, neither Woodward nor any Woodward Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.7    Absence of Certain Changes or Events.

(a)    Since September 30, 2019 through the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Woodward.

(b)    Since September 30, 2019 through the date of this Agreement, Woodward and the Woodward Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.8    Legal and Regulatory Proceedings.

(a)    Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Woodward, neither Woodward nor any Woodward Subsidiary is a party to any, and there are no outstanding or pending or, to the knowledge of Woodward, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Woodward or any Woodward Subsidiary or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Woodward, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Woodward, any Woodward Subsidiary or the assets of Woodward or any Woodward Subsidiary (or that, upon the consummation of the Merger, would apply to the Surviving Entity, the Combined Company or any of their respective Subsidiaries).

3.9    Taxes and Tax Returns.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Woodward:

(i)    each of Woodward and the Woodward Subsidiaries has duly and timely filed with the appropriate taxing authority (taking into account all applicable extensions) all Tax Returns required by applicable Law to be filed with respect to each of Woodward and the Woodward Subsidiaries in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all respects;

(ii)    neither Woodward nor any Woodward Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course) nor has been granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iii)    all Taxes of Woodward and the Woodward Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (taking into account all applicable extensions);

(iv)    each of Woodward and the Woodward Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party and has complied with all applicable information reporting requirements;

(v)    neither Woodward nor any Woodward Subsidiary has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, actions, suits, claims, audits, investigations, examinations or other proceedings regarding any Tax of Woodward and the Woodward Subsidiaries or the assets of Woodward and the Woodward Subsidiaries, nor has any claim for additional Tax been asserted in writing by any taxing authority;

(vi)    since January 1, 2015, no claim has been made in writing by any taxing authority in a jurisdiction where Woodward or any Woodward Subsidiary has not filed income or franchise Tax Returns that it is or may be subject to income or franchise Tax by such jurisdiction; and

(vii)    neither Woodward nor any Woodward Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Woodward and the Woodward Subsidiaries).

(b)    Neither Woodward nor any Woodward Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Woodward) or (ii) has any liability for the Taxes of any person (other than Woodward or any Woodward Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

(c)    Neither Woodward nor any Woodward Subsidiary has been, within the past three (3) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(d)    Neither Woodward nor any Woodward Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e)    At no time during the past five (5) years has Woodward been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f)    There is no Lien on any of the assets or properties of Woodward or any Woodward Subsidiary as a result of a failure or alleged failure to pay any Tax.

(g)    Woodward and its Subsidiaries are not bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other written agreement with a taxing authority.

(h)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments (excluding tariffs and duties), together with all penalties and additions to tax and interest thereon.

(i)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be supplied to a Governmental Entity.

3.10    Employees.

(a)    Each Woodward Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code. For purposes of this Agreement, the term “Woodward Benefit Plans” means any plan, program, policy, practice, contract, agreement or other arrangement constituting an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or providing for any compensation, equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination pay, change in control compensation, retention, employment, fringe benefits, welfare benefits, or other benefit or perquisite with respect to which Woodward or any Subsidiary or any trade or business of Woodward or any Woodward Subsidiary, whether or not incorporated, all of which together with Woodward would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Woodward ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Woodward or any Woodward Subsidiary or any Woodward ERISA Affiliate for the benefit of any current or former employee, officer, director, independent contractor or other service provider of Woodward or any Woodward Subsidiary or any Woodward ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a) of ERISA (a “Multiemployer Plan”). Except as would not reasonably be expected to result in any material Liability of Woodward or any Woodward

Subsidiary or Woodward ERISA Affiliate, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Woodward Benefit Plan.

(b)    The IRS has issued a favorable determination letter with respect to each Woodward Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Woodward Qualified Plans”) and the related trust, which letter has not been revoked (nor, to the knowledge of Woodward, has revocation been threatened), and, to the knowledge of Woodward, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Woodward Qualified Plan or the related trust. Neither the transactions contemplated by this Agreement (whether alone or together with any other event), nor the termination of any Woodward Qualified Plans, would reasonably be expected to trigger any material liquidation charges, surrender charges or other fees or Liability as to Woodward or any Woodward Subsidiaries or ERISA Affiliates (other than customary administrative expenses in the ordinary course of business) or any participants of such Woodward Qualified Plans, including without limitation pursuant to any investment Contracts with respect to a Woodward Qualified Plan.

(c)    With respect to any Woodward Benefit Plan subject to Title IV of ERISA to which Woodward, the Woodward Subsidiaries or any of their respective Woodward ERISA Affiliates has any liability or contributes: (i) no liability under Title IV of ERISA has been incurred that has not been satisfied in full and no condition exists that is likely to cause Woodward, any Woodward Subsidiaries or any of their respective Woodward ERISA Affiliates to incur liability thereunder, other than liability for premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due), (ii) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred, (iii) no “reportable event” (as defined in Section 4043 of ERISA), whether or not waived, has occurred or is reasonably expected to result, (iv) all contributions required to be made to any such plan have been timely made, (v) there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA), and (vi) no notice from the PBGC relating to the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein has been received.

(d)    With respect to each Multiemployer Plan in which Woodward participates or to which Woodward contributes or has any Liability (a “Woodward Multiemployer Plan”): (i) no such Woodward Multiemployer Plan has been terminated or is insolvent under Section 4245 of ERISA, or has incurred a mass withdrawal under Section 4219 of ERISA, so as to result, directly or indirectly, in any Liability of Woodward, any Woodward Subsidiary or Woodward ERISA Affiliate under Title IV of ERISA; (ii) no proceeding has been initiated by any person (including the PBGC) to terminate any such Woodward Multiemployer Plan; (iii) Woodward has no reason to believe that any such Woodward Multiemployer Plan will be terminated or will become insolvent under Section 4245 of ERISA or will incur a mass withdrawal under Section 4219 of ERISA; (iv) neither Woodward nor any Woodward Subsidiaries expect to withdraw from any such Woodward Multiemployer Plan (v) no such Woodward Multiemployer Plan is in endangered, critical, or critical and declining status, within the meaning of Section 305 of ERISA or Section 432 of the Code; and (vi) to the knowledge of Woodward, such Woodward Multiemployer Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither Woodward nor any Woodward ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any “multiple employer plan” as defined in ERISA or the Code (a “Multiple Employer Plan”), or a “funded welfare plan” within the meaning of Section 419 of the Code. No Woodward Benefit Plan provides health benefits that are not fully insured through an insurance contract, or is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(e)    No Woodward Benefit Plan provides for any post-employment or post-retirement welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code, other than subsidized COBRA under Woodward Benefit Plans for not longer than two (2) years following termination of employment.

(f)    Except as would not reasonably be expected to be material to Woodward and the Woodward Subsidiaries, taken as a whole, all contributions required to be made to any Woodward Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Woodward Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Woodward.

(g)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Woodward’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Woodward Benefit Plans, any fiduciaries thereof with respect to their duties to the Woodward Benefit Plans or the assets of any of the trusts under any of the Woodward Benefit Plans that would reasonably be expected to result in any material liability of Woodward or any Woodward Subsidiary to the PBGC, the IRS, the Department of Labor, any Multiple Employer Plan, any participant in a Woodward Benefit Plan, or any other party.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, or accelerate the timing of, any payment, right or other benefit to any employee, officer, director or other service provider of Woodward or any Woodward Subsidiary.

(i)    Without limiting the generality of Section 3.10(h), no amount paid or payable (whether in cash, in property, or in the form of benefits) by Woodward or any Woodward Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)    No Woodward Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise (except for any routine gross-up or reimbursement of Taxes pursuant to any expatriate arrangements in the ordinary course of business that relate to Taxes other than under Sections 409A and 4999 of the Code).

(k)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward, each Woodward Benefit Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(l)    There are no pending or, to Woodward’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Woodward or any Woodward Subsidiary, or any strikes or other material labor disputes against Woodward or any Woodward Subsidiary. Neither Woodward nor any Woodward Subsidiary is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Woodward or any Woodward Subsidiary and, to the knowledge of Woodward, there are no organizing efforts by any union or other group seeking to represent any employees of Woodward or any Woodward Subsidiary. Woodward and each Woodward Subsidiary is, and have been at all times since December 31, 2016, in compliance in all material respects with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

3.11    SEC Reports. Woodward has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since September 30, 2016 (the “Woodward SEC Reports”). As of their respective dates, the Woodward SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Woodward SEC Reports, and none of the Woodward SEC Reports when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Woodward SEC Reports, and, to the knowledge of Woodward, none of the Woodward SEC Reports is the subject of any outstanding SEC investigation. No Woodward Subsidiary is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

3.12    Compliance with Applicable Law.

(a)    The businesses of Woodward and the Woodward Subsidiaries have not been since January 1, 2017, and are not being, conducted in violation of any applicable federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity (“Laws”), except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward.

(b)    Except with respect to regulatory matters covered by Section 6.1, no investigation or review by any Governmental Entity with respect Woodward or any Woodward Subsidiary is pending or, to the knowledge of Woodward, threatened in writing, nor has Woodward received any notice or communication of material noncompliance with any such Laws that has not been cured or in the process of being cured as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward, (i) Woodward and each Woodward Subsidiary has obtained and is in compliance with all licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted in all material respects, (ii) all such licenses are in full force and effect in all material respects, and (iii) to Woodward’s knowledge, there is not currently threatened any revocation, adverse modification or cancellation of any material license.

(d)    Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Woodward, since January 1, 2017, Woodward and each Woodward Subsidiary has at all times conducted all export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of the Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of Woodward or any Woodward Subsidiary is conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Woodward, neither Woodward nor any Woodward Subsidiary has been since January 1, 2017 or currently is the subject of a charging letter or penalty notice issued, or to the knowledge of Woodward, an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by Woodward pertaining to such matters. Neither Woodward nor any Woodward Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more by an individual or entity that is so designated. Neither Woodward nor any Woodward Subsidiary, or, to Woodward’s knowledge, any directors, officers, employees, independent contractors, consultants, agents and other Representatives thereof, located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

(e)    Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Woodward, Woodward, the Woodward Subsidiaries and their respective officers, directors, employees, and to the knowledge of Woodward, its agents, advisors and representatives (such persons, collectively, “Representatives”) are, and since January 1, 2017 have been, in compliance in all material respects with: (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1, et seq.) (“FCPA”), as if its foreign payments provisions were fully applicable to Woodward, the Woodward Subsidiaries and their respective Representatives, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Woodward and the Woodward Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Woodward. No proceeding by or before any Governmental Entity involving Woodward, any Woodward Subsidiary or any of their respective officers, directors, employees, and to the knowledge of Woodward, its agents, advisors and representatives, involving the FCPA or any anti-bribery, anti-corruption or anti-money laundering Law is pending or, to the knowledge of Woodward, threatened, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Woodward. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Woodward, neither Woodward nor the Woodward Subsidiaries have ever received an allegation, whistleblower complaint, or conducted any audit or investigation regarding compliance or noncompliance with the FCPA or other applicable anti-corruption laws.

(f)    Woodward maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Woodward, Woodward has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward. There are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Woodward. For purposes of this Agreement, “Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, identification number, social security number, government-issued identifier or tax identification number, driver’s license number, passport number, credit card number, bank information, Internet protocol address, device identifier or any other piece of information that, alone or together with other information held by a party and its Subsidiaries, allows the identification of a natural person.

3.13    Certain Contracts.

(a)    Except as set forth in Section 3.13(a) of the Woodward Disclosure Schedule, as of the date hereof, neither Woodward nor any Woodward Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (each, a “Contract”), including any Woodward Lease but excluding any Woodward Benefit Plan, that has not expired or been terminated as of the date of this Agreement (such that none of its provisions remains in force or effect, other than provisions of the type that customarily survive pursuant to their terms and that are not expected to give rise to material liability or materially restrict the business of Woodward) and:

(i)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)    that contains a non-compete or client, employee or customer non-solicit requirement or any other provision, in each case that materially restricts the conduct of any line of business by Woodward or any of the Woodward Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Combined Company or any of its affiliates to engage in any line of business or in any geographic region;

(iii)    that is material and obligates Woodward or any Woodward Subsidiary to conduct business with any third party on a preferential or exclusive basis or contains material “most favored nation” or similar provisions;

(iv)    (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any indebtedness of Woodward or any Woodward Subsidiary, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Woodward or any Woodward Subsidiary of, or any similar commitment by Woodward or any Woodward Subsidiary with respect to, the obligations, liabilities or indebtedness of any other person of the nature described in clause (A), in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more, other than any Woodward Lease;

(v)    that is with any manufacturer, vendor, lessor or other supplier with respect to which manufacturer, vendor, lessor or other supplier the aggregate annual spend for the year ended September 30, 2019 exceeded $25,000,000 for Woodward and the Woodward Subsidiaries, taken as a whole, pursuant to which Woodward and the Woodward Subsidiaries purchase or lease from such manufacturer, vendor, lessor, or other supplier (but excluding ordinary course ordering documents, quotes, purchase orders, and similar documents);

(vi)    that is with any customer with respect to which customer the aggregate annual revenue for the year ended September 30, 2019 exceeded $25,000,000 for Woodward and the Woodward Subsidiaries, taken as a whole, pursuant to which such customer purchases products and services from Woodward and the Woodward Subsidiaries (excluding ordinary course ordering documents, quotes, purchase orders, and similar documents);

(vii)    that grants any right of first refusal, right of first offer, or right of first negotiation with respect to any material assets, rights or properties of Woodward or the Woodward Subsidiaries;

(viii)    that is a consulting agreement involving the payment of more than $5,000,000 per annum (other than any such Contracts which are terminable by Woodward or any Woodward Subsidiary on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(ix)    pursuant to which Woodward or any Woodward Subsidiary receives from any third party a license or similar right to any Intellectual Property that is material to Woodward, other than those that are received pursuant to Non-Scheduled Contracts;

(x)    that is a settlement, consent or similar agreement and contains any material continuing obligations of Woodward or any Woodward Subsidiary, including without limitation any express patent license granted in settlement of any assertion or allegation of patent infringement;

(xi)    that is a material joint venture, partnership or limited liability company agreement or other similar contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such contract solely between Woodward and its wholly owned Subsidiaries or among Woodward’s wholly owned Subsidiaries;

(xii)    that relates to the acquisition or disposition of any person, business or asset and under which Woodward or the Woodward Subsidiaries have or may have a material obligation or liability.

“Non-Scheduled Contracts” means the following Contracts: (a) nonexclusive licenses granted with respect to commercially available technology granted in the ordinary course of business, (b) Contracts for open source technology, (c) Contracts with current and former employees or contractors entered into in the ordinary course of business, (d) non-disclosure agreements, (e) Contracts where the only out-licenses or rights to Intellectual Property granted are non-exclusive rights granted to contractors or vendors to use Intellectual Property for the sole benefit of licensor, (f) non-exclusive out-licenses to use the licensor’s products or services that have been entered into in the ordinary course of business, (g) privacy policies, and (h) Contracts where the only material licenses to Intellectual Property are with respect to feedback, suggestions, or either party’s trademark for inclusion on customer lists or use in the provision of services.

Each Contract of the type required to be set forth in Section 3.13(a) of the Woodward Disclosure Schedule, whether or not set forth in the Woodward Disclosure Schedule, is referred to herein as a “Woodward Contract.” Woodward has made available to Hexcel true, correct and complete copies of each Woodward Contract in effect as of the date hereof, excluding any schedules, annexes, exhibits, work orders, statements of work or other ancillary documents with respect to any such Woodward Contract that are no longer in force or effect or do not contain terms that are, individually or in the aggregate, material to Woodward and the Woodward Subsidiaries.

(b)    (i) Each Woodward Contract is valid and binding on Woodward or one of the Woodward Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Woodward, (ii) each of Woodward and the Woodward Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Woodward Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Woodward, (iii) to the knowledge of Woodward, each third-party counterparty to each Woodward Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Woodward Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Woodward, (iv) neither Woodward nor any Woodward Subsidiary has knowledge of, or has received notice of, any violation of any Woodward Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Woodward and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Woodward or any Woodward Subsidiary, or to the knowledge of Woodward, any other party thereto, of or under any such Woodward Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Woodward.

3.14    Government Contracts. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Woodward, (a) each (i) material contract with any Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any higher-tier subcontractor with respect to any such contract or (ii) contract that requires access to classified information with a Governmental Entity, any prime contractor of a Governmental Entity in its capacity as a prime contractor or any subcontractor, in each case that is to be performed in whole or in part after the date of this Agreement (each, a Government Contract”) to which Woodward or the Woodward Subsidiaries is a party was legally awarded, is binding on Woodward or the applicable Woodward Subsidiary, and is in full force and effect, (b) no such Government Contract or offer, quotation, bid or proposal to sell products or services made by Woodward or any of the Woodward Subsidiaries to any Governmental Entity or any prime contractor is currently the subject of bid or award protest proceedings, (c) Woodward and the Woodward Subsidiaries are in compliance with the terms and conditions of each such Government Contract or offer, quotation, bid or proposal, (d) since January 1, 2017, neither a Governmental Entity nor any prime contractor or subcontractor has notified Woodward or any of the Woodward Subsidiaries in writing that it has, or is alleged to have, breached or violated any applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any such Government Contract or offer, quotation, bid or proposal, (e) since January 1, 2017, neither Woodward nor any of the Woodward Subsidiaries has made any voluntary disclosure (or mandatory disclosure pursuant to Federal Acquisition Regulation 52.203-13) to any Governmental Entity with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law, arising under or relating to a Government Contract, (f) none of Woodward, any of the Woodward Subsidiaries or any of their respective “Principals” (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended, declared nonresponsible or ineligible, or excluded, or to the knowledge of Woodward, proposed for debarment, suspension or exclusion, from participation in or the award of contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity and (g) neither Woodward nor any of the Woodward Subsidiaries, nor any of their respective directors or officers, nor to the knowledge of Woodward, any other of their employees, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Government Contract, the subject of any actual or to the knowledge of Woodward, threatened, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of Woodward or any of the Woodward Subsidiaries, in each case with respect to any Government Contract.

3.15    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Woodward, Woodward and the Woodward Subsidiaries are in compliance, and have complied, with all federal, state or local laws, regulations, orders, decrees, permits, authorizations, common law and agency requirements relating to: (a) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Woodward, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Woodward or any Woodward Subsidiary of any liability or obligation arising under any Environmental Law pending or, to the knowledge of Woodward, threatened against Woodward, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Woodward. To the knowledge of Woodward, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Woodward. Neither Woodward nor any Woodward Subsidiary has treated, stored, disposed or arranged for disposal of, transported, handled, used, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Woodward. To the knowledge of Woodward, there have been no Hazardous Substances generated by Woodward or any Woodward Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the United States and that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Woodward. Woodward is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation, with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Woodward. As used in this Agreement, the term “Hazardous Substances” means any toxic or hazardous substance, waste, or material which is regulated or defined, or for which liability or standards of conduct may be imposed, under Environmental Law, including any such substance, waste or material identified under Environmental Law as toxic substances (including asbestos and asbestos containing materials), hazardous materials, hazardous substances, hazardous waste, radioactive materials, petroleum and petroleum products and polychlorinated biphenyls.

3.16    Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Woodward, Woodward and each Woodward Subsidiary (a) have marketable and valid title to all the real property reflected in the latest audited balance sheet included in the Woodward SEC Reports as being owned by Woodward or a Woodward Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Woodward Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet delinquent, (iii) materialmen’s or mechanic’s Liens and statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements, (iv) Liens, easements, rights of way, covenants, conditions, restrictions and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (v) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) are the lessee of all leasehold estates reflected in the latest audited financial statements included in such Woodward SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or have been terminated by Woodward or a Woodward Subsidiary) (such leasehold estates, collectively with the Woodward Owned Properties, the “Woodward Real Property”, and any leases with respect to such leasehold estates, the “Woodward Leases”), free and clear of all material Liens, except for Permitted Encumbrances and each such lease is valid and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Woodward or any Woodward Subsidiary, or to the knowledge of Woodward, any other party thereto, of or under any such lease, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Woodward. There are no pending or, to the knowledge of Woodward, threatened condemnation proceedings against the Woodward Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward.

3.17    Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward, (i) with respect to Intellectual Property that Woodward and the Woodward Subsidiaries, each as applicable, own or purport to own, Woodward or a Woodward Subsidiary exclusively owns all right, title and interest to that Intellectual Property free and clear of all Liens (except Permitted Encumbrances), and (ii) all Registered Intellectual Property that is owned by, or registered in the name of, Woodward or a Woodward Subsidiary that has not expired, lapsed, or been abandoned as of the date hereof (the “Woodward Registered Intellectual Property”) is subsisting and, to the knowledge of Woodward, is not invalid or unenforceable. Since January 1, 2017, other than office actions and oppositions received in the ordinary course of prosecution, Woodward has not received any written claim or notice from any person alleging that the Woodward Registered Intellectual Property is invalid or unenforceable, which claim or allegation if proven or established, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Woodward. For purposes of this Agreement, “Registered Intellectual Property” means Intellectual Property that is registered, recorded or filed under the authority of, with or by any Governmental Entity or Internet domain name registrar in any jurisdiction, including pending applications for any of the foregoing. “Intellectual Property” means intellectual and industrial property rights anywhere in the world (whether foreign, state or domestic, registered or unregistered), including rights arising under or with respect to: (A) patents and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (B) trademarks, service marks, trade dress rights and similar rights in identifiers of origin, whether registered or unregistered, together with any registrations and applications for registration thereof, (C) copyrights, mask work rights, and analogous rights in, works of authorship (including computer software, applications, source code and object code, and databases, other compilations of information), whether registered or unregistered, and any registrations, renewals and applications for registration thereof, (D) trade secret rights and other analogous rights in know-how and confidential or proprietary information, and (E) all other intellectual and industrial property rights recognized by applicable Law.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward, to Woodward’s knowledge (i) the operation of the respective businesses of Woodward or any of the Woodward Subsidiaries and the development, manufacture, use, sale, commercialization or other exploitation of any product, service or other offering currently provided by Woodward or the Woodward Subsidiaries does not infringe, misappropriate or violate and has not since January 1, 2017 infringed, misappropriated, or otherwise violated any Intellectual Property of any other person, and neither Woodward nor any of the Woodward Subsidiaries has received any written allegation of same, and (ii) neither Woodward nor any of the Woodward Subsidiaries has, since January 1, 2017, sent any other person an written notice alleging that such person is infringing, misappropriating or otherwise violating Woodward’s Intellectual Property in a manner that is material to Woodward’s business, which allegation has not been resolved or would not reasonably be expected to be resolved in the ordinary course of business.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward, each of Woodward and the Woodward Subsidiaries has taken commercially reasonable efforts to protect and maintain its Intellectual Property, including using commercially reasonable efforts and taking commercially necessary steps to maintain their material trade secrets in confidence.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward, Woodward does not distribute any Woodward owned software, the confidential and proprietary nature of the source code to which is material to Woodward’s business, taken as a whole, to third parties pursuant to any license that, based on the way that material proprietary software is distributed by Woodward, requires Woodward to also license or make available to such third party any material source code owned by Woodward.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward, each of Woodward and the Woodward Subsidiaries has taken commercially reasonable efforts to (i) protect and maintain the confidentiality, integrity and security of its computers, software, firmware, middleware, servers, workstations, routers, switches, networks, data communications lines and all other information technology equipment and all associated documentation (collectively, “IT Assets”) and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any person, including the implementation of reasonable backup and disaster recovery technology processes and (ii) prevent the introduction of disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward, no person has gained unauthorized access to any IT Assets owned, used, or held for use by Woodward or any of the Woodward Subsidiaries or the information stored or contained therein or transmitted thereby.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Woodward, (i) each of Woodward and the Woodward Subsidiaries is in compliance, and has since January 1, 2017 complied, with all applicable Laws and its posted policies relating to the collection, storage, use, transfer and any other processing of any Personal Data collected or used by or on behalf of Woodward or the Woodward Subsidiaries; and (ii) each of Woodward and the Woodward Subsidiaries has, since January 1, 2017, taken commercially reasonable steps to ensure that all Personal Data is protected against loss and unauthorized access, use, modification or disclosure, and there has been no incident of same.

3.18    Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Woodward or any Woodward Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Woodward or any Woodward Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Woodward Common Stock (or any of such person’s immediate family members or affiliates) (other than the Woodward Subsidiaries) on the other hand, of the type required to be reported in any Woodward SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

3.19    State Takeover Laws. The Board of Directors of Woodward and the Board of Directors of Merger Sub have approved this Agreement and the transactions contemplated hereby and have taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the Woodward Certificate of Incorporation, the Woodward Bylaws, the Woodward Constitution or the constituent documents of Merger Sub, as applicable (collectively, with any similar provisions of the Hexcel Certificate of Incorporation, the Hexcel Bylaws, the “Takeover Statutes”).

3.20    Reorganization. Neither Woodward nor any of the Woodward Subsidiaries (including Merger Sub) has taken any action or agreed to take any action, and is not aware of any fact or circumstance, that could reasonably be expected to impede or prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.21    Woodward and Merger Sub Board Recommendations. The Board of Directors of Woodward has duly adopted resolutions (a) determining that this Agreement and transactions contemplated hereby, including the Share Issuance, the Charter Amendment and the Merger, are fair to, and in the best interests of, Woodward and the holders of shares of Woodward Common Stock, (b) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Share Issuance, the Charter Amendment and the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directing that the Share Issuance and the Charter Amendment be submitted to the holders of shares of Woodward Common Stock for their approval and adoption, and (d) recommending that the holders of shares of Woodward Common Stock vote in favor of the approval of the Share Issuance and the Charter Amendment on the terms and subject to the conditions set forth in this Agreement (the “Woodward Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.3. The Board of Directors of Merger Sub has duly adopted resolutions (i) determining that this Agreement and transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Woodward as the sole stockholder of Merger Sub, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (iii) directing that this Agreement be submitted to Woodward as the sole stockholder of Merger Sub for its adoption, and (iv) recommending that Woodward as the sole stockholder of Merger Sub adopt this Agreement.

3.22    Opinion. Prior to the execution of this Agreement, J.P. Morgan Securities LLC has delivered to Woodward its opinion, in writing or orally (in which case such opinion will be subsequently confirmed in writing), to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Woodward. Such opinion has not been materially amended or rescinded as of the date of this Agreement.

3.23    Woodward Information. The information relating to Woodward and the Woodward Subsidiaries or that is provided by Woodward or the Woodward Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with the SEC in connection with the transactions contemplated hereby, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Hexcel or any Hexcel Subsidiary) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Hexcel or any Hexcel Subsidiary) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Any information relating to Woodward and the Woodward Subsidiaries or that is provided by Woodward or the Woodward Subsidiaries or their respective Representatives for inclusion in any document, instrument or certificate filed with any Governmental Entity with respect to Competition Laws in connection with the transactions contemplated hereby will comply in all material respects with the Laws applicable thereto.

3.24    Customers and Suppliers. Since January 1, 2019 through the date of this Agreement, Woodward and the Woodward Subsidiaries have not received any written notice from any Woodward Covered Customer or Woodward Covered Supplier that such Woodward Covered Customer or Woodward Covered Supplier intends to discontinue or substantially reduce its relationship with Woodward or any Woodward Subsidiary, terminate or materially and adversely amend any existing material contract with Woodward or any Woodward Subsidiary, or not continue as a customer or supplier, as applicable, of Woodward or any Woodward Subsidiary. “Woodward Covered Customer” means any of the top ten (10) customers by revenue derived by Woodward and the Woodward Subsidiaries (taken together) during the twelve (12) months ended September 30, 2019, pursuant to which Woodward or any of the Woodward Subsidiaries has sold goods and/or services, and Woodward Covered Supplier” means any of the top ten (10) suppliers by dollar amount paid to such suppliers by Woodward and the Woodward Subsidiaries (taken together) during the twelve (12) months ended September 30, 2019.

3.25    Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Woodward, (a) Woodward and the Woodward Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Woodward reasonably has determined to be prudent and consistent with industry practice, and Woodward and the Woodward Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Woodward and the Woodward Subsidiaries, Woodward or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Woodward or any Woodward Subsidiary pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Woodward nor any Woodward Subsidiary has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

3.26    No Other Representations or Warranties.

(a)    Except for the representations and warranties made by Woodward and Merger Sub in this ARTICLE III, neither Woodward, Merger Sub nor any other person makes any express or implied representation or warranty with respect to Woodward, Merger Sub, the Woodward Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Woodward and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Woodward, Merger Sub nor any other person makes or has made any representation or warranty to Hexcel or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Woodward, Merger Sub, any Woodward Subsidiary or their respective businesses or (ii) except for the representations and warranties made by Woodward in this ARTICLE III, any oral or written information presented to Hexcel or any of its affiliates or Representatives in the course of their due diligence investigation of Woodward and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)    Woodward and Merger Sub acknowledge and agree that neither Hexcel nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HEXCEL

Except (a) as disclosed in the disclosure schedule delivered by Hexcel to Woodward and Merger Sub concurrently herewith (the “Hexcel Disclosure Schedule”); provided, that (i) the mere inclusion of an item in the Hexcel Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Hexcel that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (ii) any disclosures made with respect to a section of ARTICLE IV shall be deemed to qualify (1) any other section of ARTICLE IV specifically referenced or cross-referenced and (2) other sections of ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Hexcel SEC Reports filed by Hexcel prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Hexcel hereby represents and warrants to Woodward and Merger Sub as follows:

4.1    Corporate Organization.

(a)    Hexcel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Hexcel has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Hexcel is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel. True and complete copies of the Certificate of Incorporation of Hexcel (the “Hexcel Certificate of Incorporation”) and the Bylaws of Hexcel (the “Hexcel Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Hexcel to Woodward.

(b)    Each Subsidiary of Hexcel (a “Hexcel Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and in which the failure to be so licensed or qualified or in good standing would reasonably be expected to have a Material Adverse Effect on Hexcel, and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Hexcel Subsidiary to pay dividends or distributions except for restrictions imposed by applicable Law or, in the case of non-wholly owned Subsidiary joint ventures, joint venture agreements in effect as of the date of this Agreement made available by Hexcel to Woodward. Section 4.1(b) of the Hexcel Disclosure Schedule sets forth a true and complete list of all Hexcel Subsidiaries as of the date hereof. No Hexcel Subsidiary is in violation of any of the provisions of the certificate of incorporation or bylaws (or comparable organizational documents) of such Hexcel Subsidiary. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Hexcel other than the Hexcel Subsidiaries. No Hexcel Subsidiary owns any capital stock of Hexcel.

4.2    Capitalization.

(a)    As of January 10, 2020, the authorized capital stock of Hexcel consists of 200,000,000 shares of Hexcel Common Stock, and 20,000,000 shares of preferred stock, without par value. As of January 10, 2020, there are (i) 83,391,547 shares of Hexcel Common Stock issued and outstanding; (ii) 25,899,198 shares of Hexcel Common Stock held in treasury; (iii) 1,265,660 shares of Hexcel Common Stock reserved for issuance upon the exercise of outstanding Hexcel Stock Options; (iv) 411,679 shares of Hexcel Common Stock reserved for issuance upon the settlement of outstanding Hexcel RSU Awards; (v) 312,690 shares (assuming satisfaction of performance goals at the target level) or 625,380 shares (assuming satisfaction of performance goals at the maximum level) of Hexcel Common Stock reserved for issuance upon the settlement of outstanding Hexcel PSU Awards; and (vi) no other shares of capital stock or other voting securities or equity interests of Hexcel issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Hexcel Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Hexcel may vote. Other than Hexcel Stock Options, Hexcel RSU Awards, and Hexcel PSU Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Hexcel, or contracts, commitments, understandings or arrangements by which Hexcel may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Hexcel or that otherwise obligate Hexcel to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Hexcel Securities”). Other than the Hexcel Stock Options, the Hexcel RSU Awards and the Hexcel PSU Awards (collectively, the “Hexcel Equity Awards”), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Hexcel or any Hexcel Subsidiary) are outstanding as of the date of this Agreement. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Hexcel or any Hexcel Subsidiary is a party with respect to the voting or transfer (including preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts or calls) of Hexcel Common Stock, capital stock or other voting or equity securities or ownership interests of Hexcel or granting any stockholder or other person any registration rights.

(b)    Hexcel owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Hexcel Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than the shares of capital stock or other equity ownership interests described in the previous sentence, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of capital stock or other voting or equity securities of or ownership interests in any Hexcel Subsidiary, or contracts, commitments, understandings or arrangements by which any Hexcel Subsidiary may become bound to issue additional shares of its capital stock or other equity or voting securities or ownership interests in such Hexcel Subsidiary, or otherwise obligating any Hexcel Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any of the foregoing (collectively, “Hexcel Subsidiary Securities”).

4.3    Authority; No Violation.

(a)    Hexcel has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Hexcel. The Board of Directors of Hexcel has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Hexcel and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Hexcel’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the holders of a majority of the outstanding shares of Hexcel Common Stock entitled to vote on such matter at a meeting of Hexcel stockholders duly called and held for such purpose (the “Requisite Hexcel Vote”), no other corporate proceedings on the part of Hexcel are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Hexcel and (assuming due authorization, execution and delivery by Woodward and Merger Sub) constitutes a valid and binding obligation of Hexcel, enforceable against Hexcel in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)    Neither the execution and delivery of this Agreement by Hexcel, nor the consummation by Hexcel of the transactions contemplated hereby (including the Merger), nor compliance by Hexcel with any of the terms or provisions hereof, will (i) violate any provision of the Hexcel Certificate or the Hexcel Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate in any material respect any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Hexcel or any Hexcel Subsidiary or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Hexcel or any Hexcel Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Hexcel or any Hexcel Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hexcel.

4.4    Consents and Approvals.

(a)    Except for (i) the filing of any required applications, filings and notices, as applicable, with the Nasdaq and the NYSE, (ii) the filing of any required applications, filings and notices, as applicable, under the HSR Act and such other consents, approvals, filings or registrations as may be required under any Competition Laws, (iii) the filing of any required applications, filings and notices, as applicable, for foreign investment clearance of any jurisdiction, (iv) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (v) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Woodward Common Stock pursuant to this Agreement and the approval of the listing of such Woodward Common Stock on the Nasdaq or the NYSE, as applicable, no material consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Hexcel of this Agreement or (B) the consummation by Hexcel of the Merger and the other transactions contemplated hereby. As of the date hereof, Hexcel is not aware of any reason why the necessary regulatory approvals and consents will not be received by Hexcel to permit consummation of the Merger on a timely basis. As of the date hereof, to the knowledge of Hexcel, there is not fact or circumstance existing that would require or reasonably be expected to require either party to invoke their right to change the structure of effecting the combination of Hexcel and Woodward to a Direct Merger pursuant to Section 6.15 hereof.

(b)    Except as set forth in Section 4.4(b) of the Hexcel Disclosure Schedule, the representations and warranties in Sections 4.3(b) and 4.4(a) are true and correct with respect to a combination of Hexcel and Woodward structured as a Direct Merger.

4.5    Financial Statements.

(a)    The financial statements of Hexcel and the Hexcel Subsidiaries included (or incorporated by reference) in the Hexcel SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Hexcel and the Hexcel Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Hexcel and the Hexcel Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Hexcel and the Hexcel Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since December 31, 2016, no independent public accounting firm of Hexcel has resigned (or informed Hexcel that it intends to resign) or been dismissed as independent public accountants of Hexcel as a result of or in connection with any disagreements with Hexcel on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hexcel, neither Hexcel nor any Hexcel Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Hexcel included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Hexcel and the Hexcel Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Hexcel or the Hexcel Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Hexcel. Hexcel (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Hexcel, including the Hexcel Subsidiaries, is made known to the chief executive officer and the chief financial officer of Hexcel by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Hexcel’s outside auditors and the audit committee of Hexcel’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Hexcel’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Hexcel’s internal controls over financial reporting. These disclosures were made in writing by management to Hexcel’s auditors and audit committee. There is no reason to believe that Hexcel’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2017, (i) neither Hexcel nor any Hexcel Subsidiary, nor, to the knowledge of Hexcel, any director, officer, auditor, accountant or Representative of Hexcel or any Hexcel Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge-offs and accruals) of Hexcel or any Hexcel Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Hexcel or any Hexcel Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Hexcel or any Hexcel Subsidiary, whether or not employed by Hexcel or any Hexcel Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Hexcel or any Hexcel Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of Hexcel or any committee thereof or the Board of Directors or similar governing body of any Hexcel Subsidiary or any committee thereof, or to the knowledge of Hexcel, to any director or officer of Hexcel or any Hexcel Subsidiary.

4.6    Broker’s Fees. With the exception of the engagement of Goldman Sachs & Co. LLC, neither Hexcel nor any Hexcel Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.7    Absence of Certain Changes or Events.

(a)    Since September 30, 2019 through the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hexcel.

(b)    Since September 30, 2019 through the date of this Agreement, Hexcel and the Hexcel Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.8    Legal and Regulatory Proceedings.

(a)    Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Hexcel, neither Hexcel nor any Hexcel Subsidiary is a party to any, and there are no outstanding or pending or, to the knowledge of Hexcel, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Hexcel or any Hexcel Subsidiary or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Hexcel, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Hexcel, any Hexcel Subsidiary or the assets of Hexcel or any Hexcel Subsidiary (or that, upon consummation of the Merger, would apply to the Surviving Entity, the Combined Company or any of their respective Subsidiaries).

4.9    Taxes and Tax Returns.

(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Hexcel:

(i)    each of Hexcel and the Hexcel Subsidiaries has duly and timely filed with the appropriate taxing authority (taking into account all applicable extensions) all Tax Returns required by applicable Law to be filed with respect to each of Hexcel and the Hexcel Subsidiaries in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all respects;

(ii)    neither Hexcel nor any Hexcel Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course) nor has been granted any extension or waiver of the limitation period applicable to any Tax that remains in effect;

(iii)    all Taxes of Hexcel and the Hexcel Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (taking into account all applicable extensions);

(iv)    each of Hexcel and the Hexcel Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party and has complied with all applicable information reporting requirements;

(v)    neither Hexcel nor any Hexcel Subsidiary has received written notice of any Tax assessment or proposed Tax assessment, and there are no threatened in writing or pending disputes, actions, suits, claims, audits, investigations, examinations or other proceedings regarding any Tax of Hexcel and the Hexcel Subsidiaries or the assets of Hexcel and the Hexcel Subsidiaries, nor has any claim for additional Tax been asserted in writing by any taxing authority;

(vi)    since January 1, 2015, no claim has been made in writing by any taxing authority in a jurisdiction where Hexcel or any Hexcel Subsidiary has not filed income or franchise Tax Returns that it is or may be subject to income or franchise Tax by such jurisdiction; and

(vii)    neither Hexcel nor any Hexcel Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Hexcel and the Hexcel Subsidiaries).

(b)    Neither Hexcel nor any Hexcel Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Hexcel) or (ii) has any liability for the Taxes of any person (other than Hexcel or any Hexcel Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract.

(c)    Neither Hexcel nor any Hexcel Subsidiary has been, within the past three (3) years a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(d)    Neither Hexcel nor any Hexcel Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(e)    At no time during the past five (5) years has Hexcel been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f)    There is no Lien on any of the assets or properties of Hexcel or any Hexcel Subsidiary as a result of a failure or alleged failure to pay any Tax.

(g)    Hexcel and its Subsidiaries are not bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code) or other written agreement with a taxing authority.

4.10    Employees.

(a)    Each Hexcel Benefit Plan (as defined below) has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. For purposes of this Agreement, the term “Hexcel Benefit Plans” means any plan, program, policy, practice, contract, agreement or other arrangement constituting an employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, or providing for any compensation, equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination pay, change in control compensation, retention, employment, fringe benefits, welfare benefits, or other benefit or perquisite with respect to which Hexcel or any Subsidiary or any trade or business of Hexcel or any Hexcel Subsidiary, whether or not incorporated, all of which together with Hexcel would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Hexcel ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Hexcel or any Hexcel Subsidiary or any Hexcel ERISA Affiliate for the benefit of any current or former employee, officer, director, independent contractor or other service provider of Hexcel or any Hexcel Subsidiary or any Hexcel ERISA Affiliate, excluding, in each case, any Multiemployer Plan. Except as would not reasonably be expected to result in any material Liability of Hexcel or any Hexcel Subsidiary or Hexcel ERISA Affiliate, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Hexcel Benefit Plan.

(b)    The IRS has issued a favorable determination letter with respect to each Hexcel Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Hexcel Qualified Plans”) and the related trust, which letter has not been revoked (nor, to the knowledge of Hexcel, has revocation been threatened), and, to the knowledge of Hexcel, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Hexcel Qualified Plan or the related trust. Neither the transactions contemplated by this Agreement (whether alone or together with any other event), nor the termination of any Hexcel Qualified Plans, would reasonably be expected to trigger any material liquidation charges, surrender charges or other fees or Liability as to Hexcel or any Hexcel Subsidiaries or ERISA Affiliates (other than customary administrative expenses in the ordinary course of business) or any participants of such Hexcel Qualified Plans, including without limitation pursuant to any investment Contracts with respect to any Hexcel Qualified Plan.

(c)    With respect to any Hexcel Benefit Plan subject to Title IV of ERISA to which Hexcel, any Hexcel Subsidiaries or any Hexcel ERISA Affiliates has any liability or contributes: (i) no liability under Title IV of ERISA has been incurred that has not been satisfied in full and no condition exists that is likely to cause Hexcel, any Hexcel Subsidiaries or any of their respective Hexcel ERISA Affiliates to incur liability thereunder, other than liability for premiums due to the PBGC (which premiums have been paid when due), (ii) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the Code (whether or not waived) has occurred, (iii) no “reportable event” (as defined in Section 4043 of ERISA), whether or not waived, has occurred or is reasonably expected to result, (iv) all contributions required to be made to any such plan have been timely made, (v) there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA), and (vi) no notice from the PBGC relating to the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein has been received.

(d)    With respect to each Multiemployer Plan to which Hexcel contributes or has any Liability (a “Hexcel Multiemployer Plan”): (i) no such Hexcel Multiemployer Plan has been terminated or is insolvent under Section 4245 of ERISA, or has incurred a mass withdrawal under Section 4219 of ERISA, so as to result, directly or indirectly, in any Liability of Hexcel, any Hexcel Subsidiary or Hexcel ERISA Affiliate under Title IV of ERISA; (ii) no proceeding has been initiated by any person (including the PBGC) to terminate any such Hexcel Multiemployer Plan; (iii) Hexcel has no reason to believe that any such Hexcel Multiemployer Plan will be terminated or will become insolvent under Section 4245 of ERISA or will incur a mass withdrawal under Section 4219 of ERISA; (iv) neither Hexcel nor any Hexcel Subsidiaries expect to withdraw from any such Hexcel Multiemployer Plan; (v) no such Hexcel Multiemployer Plan is in endangered, critical, or critical and declining status, within the meaning of Section 305 of ERISA or Section 432 of the Code; and (vi) to the knowledge of Hexcel, such Hexcel Multiemployer Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither Hexcel nor any Hexcel ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Multiple Employer Plan. No Hexcel Benefit Plan provides health benefits that are not fully insured through an insurance contract, or is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(e)    No Hexcel Benefit Plan provides for any post-employment or post-retirement welfare benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code, other than subsidized COBRA under Hexcel Benefit Plans for not longer than two (2) years following termination of employment.

(f)    Except as would not reasonably be expected to be material to Hexcel and the Hexcel Subsidiaries, taken as a whole, all contributions required to be made to any Hexcel Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Hexcel Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Hexcel.

(g)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Hexcel’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Hexcel Benefit Plans, any fiduciaries thereof with respect to their duties to the Hexcel Benefit Plans or the assets of any of the trusts under any of the Hexcel Benefit Plans that would reasonably be expected to result in any material liability of Hexcel or any Hexcel Subsidiary to the PBGC, the IRS, the Department of Labor, any Multiple Employer Plan, any participant in a Hexcel Benefit Plan, or any other party.

(h)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, or accelerate the timing of, any payment, right or other benefit to any employee, officer, director or other service provider of Hexcel or any Hexcel Subsidiary.

(i)    Without limiting the generality of Section 4.10(h), no amount paid or payable (whether in cash, in property, or in the form of benefits) by Hexcel or any Hexcel Subsidiary in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j)    No Hexcel Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise (except for any routine gross-up or reimbursement of Taxes pursuant to any expatriate arrangements in the ordinary course of business that relate to Taxes other than under Sections 409A and 4999 of the Code).

(k)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel, each Hexcel Benefit Plan that is mandated by applicable Law or by a Governmental Entity outside of the United States or that is subject to the laws of a jurisdiction outside of the United States (i) has been maintained in accordance with all applicable requirements, (ii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(l)    There are no pending or, to Hexcel’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Hexcel or any Hexcel Subsidiary, or any strikes or other material labor disputes against Hexcel or any Hexcel Subsidiary. Neither Hexcel nor any Hexcel Subsidiary is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Hexcel or any Hexcel Subsidiary and, to the knowledge of Hexcel, there are no organizing efforts by any union or other group seeking to represent any employees of Hexcel or any Hexcel Subsidiary. Each of Hexcel and the Hexcel Subsidiaries is, and have been at all times since December 31, 2016, in compliance in all material respects with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment and wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

4.11    SEC Reports. Hexcel has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein, regardless of when such exhibits and other information were filed) with the SEC since December 31, 2016 (the “Hexcel SEC Reports”). As of their respective dates, the Hexcel SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Hexcel SEC Reports, and none of the Hexcel SEC Reports when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Hexcel SEC Reports, and, to the knowledge of Hexcel, none of the Hexcel SEC Reports is the subject of any outstanding SEC investigation. No Hexcel Subsidiary is required to file reports with the SEC pursuant to the requirements of the Exchange Act.

4.12    Compliance with Applicable Law.

(a)    The businesses of Hexcel and the Hexcel Subsidiaries have not been since January 1, 2017, and are not being, conducted in violation of any applicable Laws, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel.

(b)    Except with respect to regulatory matters covered by Section 6.1, no investigation or review by any Governmental Entity with respect to Hexcel or any Hexcel Subsidiary is pending or, to the knowledge of Hexcel, threatened in writing, nor has Hexcel received any notice or communication of material noncompliance with any such Laws that has not been cured or in the process of being cured as of the date of this Agreement, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel, (i) each of Hexcel and the Hexcel Subsidiaries has obtained and is in compliance with all licenses necessary for it to own, lease or operate its properties, rights and other assets and to conduct its business and operations as currently conducted in all material respects, (ii) all such licenses are in full force and effect in all material respects, and (iii) to Hexcel’s knowledge, there is not currently threatened any revocation, adverse modification or cancellation of any material license.

(d)    Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hexcel, since January 1, 2017, each of Hexcel and the Hexcel Subsidiaries has at all times conducted all export transactions in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act, Export Administration Regulations, the Arms Export Control Act and the International Traffic in Arms Regulations, (ii) statutes, executive orders and regulations administered by OFAC and the United States Department of State, (iii) import control statutes and regulations administered by the Department of Homeland Security, U.S. Customs and Border Protection, (iv) the anti-boycott regulations administered by the United States Department of Commerce and the U.S. Department of the Treasury, and (v) all applicable sanctions, export and import controls and anti-boycott Laws of all other countries in which the business of Hexcel or any Hexcel Subsidiary is conducted. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hexcel, neither Hexcel nor any Hexcel Subsidiary has been since January 1, 2017 or currently is the subject of a charging letter or penalty notice issued, or to the knowledge of Hexcel, an investigation conducted, by a Governmental Entity pertaining to the above statutes or regulations, nor are there any currently pending internal investigations by Hexcel pertaining to such matters. Neither Hexcel nor any Hexcel Subsidiary is currently designated as a sanctioned party under sanctions administered by OFAC, nor are they owned fifty percent (50%) or more by an individual or entity that is so designated. Neither Hexcel nor any Hexcel Subsidiary, or, to Hexcel’s knowledge, any directors, officers, employees, independent contractors, consultants, agents and other Representatives thereof, located, organized or resident in, or doing business in, a country or region that is the target of comprehensive OFAC sanctions (as of the date of this Agreement, including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

(e)    Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hexcel, the Hexcel Subsidiaries and their respective officers, directors, employees, and to the knowledge of Hexcel, its agents, advisors and representatives are, and since January 1, 2017 have been, in compliance in all material respects with: (i) the provisions of the FCPA, as if its foreign payments provisions were fully applicable to Hexcel, the Hexcel Subsidiaries and their respective Representatives, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Hexcel and the Hexcel Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Hexcel. No proceeding by or before any Governmental Entity involving Hexcel, any Hexcel Subsidiary or any of their respective officers, directors, employees, and to the knowledge of Hexcel, its agents, advisors and representatives involving the FCPA or any anti-bribery, anti-corruption or anti-money laundering Law is pending or, to the knowledge of

Hexcel, threatened, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hexcel. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hexcel, neither Hexcel nor the Hexcel Subsidiaries have ever received an allegation, whistleblower complaint, or conducted any audit or investigation regarding compliance or noncompliance with the FCPA or other applicable anti-corruption laws.

(f)    Hexcel maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Hexcel, Hexcel has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel. There are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Hexcel.

4.13    Certain Contracts.

(a)    Except as set forth in Section 4.13(a) of the Hexcel Disclosure Schedule, as of the date hereof, neither Hexcel nor any Hexcel Subsidiary is a party to or bound by any Contract, including any Hexcel Lease but excluding any Hexcel Benefit Plan, that has not expired or been terminated as of the date of this Agreement (such that none of its provisions remains in force or effect, other than provisions of the type that customarily survive pursuant to their terms and that are not expected to give rise to material liability or materially restrict the business of Hexcel) and:

(i)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)    that contains a non-compete or client, employee or customer non-solicit requirement or any other provision, in each case that materially restricts the conduct of any line of business by Hexcel or any of the Hexcel Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Combined Company or any of its affiliates to engage in any line of business or in any geographic region;

(iii)    that is material and obligates Hexcel or any Hexcel Subsidiary to conduct business with any third party on a preferential or exclusive basis or contains material “most favored nation” or similar provisions;

(iv)    (A) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement or commitment that provides for or relates to any indebtedness of Hexcel or any Hexcel Subsidiary, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements, or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Hexcel or any Hexcel Subsidiary of, or any similar commitment by Hexcel or any Hexcel Subsidiary with respect to, the obligations, liabilities or indebtedness of any other person of the nature described in clause (A), in the case of each of clauses (A) and (B), in the principal amount of $25,000,000 or more, other than any Hexcel Lease;

(v)    that is with any manufacturer, vendor, lessor or other supplier with respect to which manufacturer, vendor, lessor or other supplier the aggregate annual spend for the year ended December 31, 2019 exceeded $25,000,000 for Hexcel and the Hexcel Subsidiaries, taken as a whole, pursuant to which Hexcel and the Hexcel Subsidiaries purchase or lease from such manufacturer, vendor, lessor, or other supplier (but excluding ordinary course ordering documents, quotes, purchase orders, and similar documents);

(vi)    that is with any customer with respect to which customer the aggregate annual revenue for the year ended December 31, 2019 exceeded $25,000,000 for Hexcel and the Hexcel Subsidiaries, taken as a whole, pursuant to which such customer purchases products and services from Hexcel and the Hexcel Subsidiaries (excluding ordinary course ordering documents, quotes, purchase orders, and similar documents);

(vii)    that grants any right of first refusal, right of first offer, or right of first negotiation with respect to any material assets, rights or properties of Hexcel or the Hexcel Subsidiaries;

(viii)    that is a consulting agreement involving the payment of more than $5,000,000 per annum (other than any such Contracts which are terminable by Hexcel or any Hexcel Subsidiary on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(ix)    pursuant to which Hexcel or any Hexcel Subsidiary receives from any third party a license or similar right to any Intellectual Property that is material to Hexcel, other than those that are received pursuant to Non-Scheduled Contracts;

(x)    that is a settlement, consent or similar agreement and contains any material continuing obligations of Hexcel or any Hexcel Subsidiary, including without limitation any express patent license granted in settlement of any assertion or allegation of patent infringement;

(xi)    that is a material joint venture, partnership or limited liability company agreement or other similar contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such contract solely between Hexcel and its wholly owned Subsidiaries or among Hexcel’s wholly owned Subsidiaries; or

(xii)    that relates to the acquisition or disposition of any person, business or asset and under which Hexcel or the Hexcel Subsidiaries have or may have a material obligation or liability.

Each Contract of the type required to be set forth in Section 4.13(a) of the Hexcel Disclosure Schedule, whether or not set forth in the Hexcel Disclosure Schedule, is referred to herein as a

“Hexcel Contract.” Hexcel has made available to Woodward true, correct and complete copies of each Hexcel Contract in effect as of the date hereof, excluding any schedules, annexes, exhibits, work orders, statements of work or other ancillary documents with respect to any such Hexcel Contracts that are no longer in force or effect or do not contain terms that are, individually or in the aggregate, material to Hexcel and the Hexcel Subsidiaries.

(b)    (i) Each Hexcel Contract is valid and binding on Hexcel or one of the Hexcel Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hexcel, (ii) each of Hexcel and the Hexcel Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Hexcel Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hexcel, (iii) to the knowledge of Hexcel, each third-party counterparty to each Hexcel Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Hexcel Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hexcel, (iv) neither Hexcel nor any Hexcel Subsidiary has knowledge of, or has received notice of, any violation of any Hexcel Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hexcel and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Hexcel or any Hexcel Subsidiary or, to the knowledge of Hexcel, any other party thereto, of or under any such Hexcel Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hexcel.

4.14    Government Contracts. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hexcel, (a) each Government Contract to which Hexcel or the Hexcel Subsidiaries is a party was legally awarded, is binding on Hexcel or the applicable Hexcel Subsidiary, and is in full force and effect, (b) no such Government Contract or offer, quotation, bid or proposal to sell products or services made by Hexcel or any of the Hexcel Subsidiaries to any Governmental Entity or any prime contractor is currently the subject of bid or award protest proceedings, (c) Hexcel and the Hexcel Subsidiaries are in compliance with the terms and conditions of each such Government Contract or offer, quotation, bid or proposal, (d) since January 1, 2017, neither a Governmental Entity nor any prime contractor or subcontractor has notified Hexcel or any of the Hexcel Subsidiaries in writing that it has, or is alleged to have, breached or violated any applicable Law, representation, certification, disclosure, clause, provision or requirement pertaining to any such Government Contract or offer, quotation, bid or proposal, (e) since January 1, 2017, neither Hexcel nor any of the Hexcel Subsidiaries has made any voluntary disclosure (or mandatory disclosure pursuant to Federal Acquisition Regulation 52.203-13) to any Governmental Entity with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law, arising under or relating to a Government Contract, (f) none of Hexcel, any of the Hexcel Subsidiaries or any of their respective “Principals” (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended, declared nonresponsible or ineligible, or excluded, or to the knowledge of Hexcel, proposed for debarment, suspension or exclusion, from participation in or the award of contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental

Entity and (g) neither Hexcel nor any of the Hexcel Subsidiaries, nor any of their respective directors or officers, nor to the knowledge of Hexcel, any other of their employees, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Government Contract, the subject of any actual or to the knowledge of Hexcel, threatened, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of Hexcel or any of the Hexcel Subsidiaries, with respect to any Government Contract.

4.15    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hexcel, Hexcel and the Hexcel Subsidiaries are in compliance, and have complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Hexcel, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Hexcel or any Hexcel Subsidiary of any liability or obligation arising under any Environmental Law pending or, to the knowledge of Hexcel, threatened against Hexcel, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hexcel. To the knowledge of Hexcel, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hexcel. Neither Hexcel nor any Hexcel Subsidiary have treated, stored, disposed or arranged for disposal of, transported, handled, used, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hexcel. To the knowledge of Hexcel, there have been no Hazardous Substances generated by Hexcel or any Hexcel Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the United States and that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hexcel. Hexcel is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or other third party imposing any liability or obligation, with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hexcel.

4.16    Real Property. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hexcel, each of Hexcel and the Hexcel Subsidiaries (a) have marketable and valid title to all the real property reflected in the latest audited balance sheet included in the Hexcel SEC Reports as being owned by Hexcel or a Hexcel Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Hexcel Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) are the lessee of all leasehold estates reflected in the latest audited financial statements included in such Hexcel SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or have been terminated by Hexcel or a Hexcel Subsidiary) (such leasehold estates, collectively with the Hexcel Owned Properties, the “Hexcel Real Property”, and any leases with respect to such leasehold estates, the “Hexcel Leases”), free and clear of all material Liens, except for Permitted Encumbrances, and each such lease is valid and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Hexcel or any Hexcel Subsidiary, or to the knowledge of Hexcel, any other party thereto, of or under any such lease, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Hexcel. There are no pending or, to the knowledge of Hexcel, threatened condemnation proceedings against the Hexcel Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel.

4.17 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel, (i) with respect to Intellectual Property that Hexcel and the Hexcel Subsidiaries, each as applicable, own or purport to own, Hexcel or a Hexcel Subsidiary exclusively owns all right, title and interest to that Intellectual Property free and clear of all Liens (except Permitted Encumbrances), and (ii) all Registered Intellectual Property that is owned by, or registered in the name of, Hexcel or a Hexcel Subsidiary that has not expired, lapsed, or been abandoned as of the date hereof (the “Hexcel Registered Intellectual Property”) is subsisting and, to the knowledge of Hexcel, is not invalid or unenforceable. Since January 1, 2017, other than office actions and oppositions received in the ordinary course of prosecution, Hexcel has not received any written claim or notice from any person alleging that the Hexcel Registered Intellectual Property is invalid or unenforceable, which claim or allegation if proven or established, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Hexcel.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel, to Hexcel’s knowledge (i) the operation of the respective businesses of Hexcel or any of the Hexcel Subsidiaries and the development, manufacture, use, sale, commercialization or other exploitation of any product, service or other offering currently provided by Hexcel or the Hexcel Subsidiaries does not infringe, misappropriate or violate and has not since January 1, 2017 infringed, misappropriated, or otherwise violated any Intellectual Property of any other person, and neither Hexcel nor any of the Hexcel Subsidiaries has received any written allegation of same, and (ii) neither Hexcel nor any of the Hexcel Subsidiaries has, since January 1, 2017, sent any other person an written notice alleging that such person is infringing, misappropriating or otherwise violating Hexcel’s Intellectual Property in a manner that is material to Hexcel’s business, which allegation has not been resolved or would not reasonably be expected to be resolved in the ordinary course of business.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel, each of Hexcel and the Hexcel Subsidiaries has taken commercially reasonable efforts to protect and maintain its Intellectual Property, including using commercially reasonable efforts and taking commercially necessary steps to maintain their material trade secrets in confidence.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel, Hexcel does not distribute any Hexcel owned software, the confidential and proprietary nature of the source code to which is material to Hexcel’s business, taken as a whole, to third parties pursuant to any license that, based on the way that material proprietary software is distributed by Hexcel, requires Hexcel to also license or make available to such third party any material source code owned by Hexcel.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel, each of Hexcel and the Hexcel Subsidiaries has taken commercially reasonable efforts to (i) protect and maintain the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by any person, including the implementation of reasonable backup and disaster recovery technology processes and (ii) prevent the introduction of disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel, no person has gained unauthorized access to any IT Assets owned, used, or held for use by Hexcel or any of the Hexcel Subsidiaries or the information stored or contained therein or transmitted thereby.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Hexcel, (i) each of Hexcel and the Hexcel Subsidiaries is in compliance, and has since January 1, 2017 complied, with all applicable Laws and its posted policies relating to the collection, storage, use, transfer and any other processing of any Personal Data collected or used by or on behalf of Hexcel or the Hexcel Subsidiaries; and (ii) each of Hexcel and the Hexcel Subsidiaries has, since January 1, 2017, taken commercially reasonable steps to ensure that all Personal Data is protected against loss and unauthorized access, use, modification or disclosure, and there has been no incident of same.

4.18 Related Party Transactions. As of the date of this Agreement, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Hexcel or any Hexcel Subsidiary, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Hexcel or any Hexcel Subsidiary or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Hexcel Common Stock (or any of such person’s immediate family members or affiliates) (other than the Hexcel Subsidiaries) on the other hand, of the type required to be reported in any Hexcel SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.

4.19 State Takeover Laws. The Board of Directors of Hexcel has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

4.20 Reorganization. Neither Hexcel nor any of the Hexcel Subsidiaries has taken any action or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to impede or prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.21 Hexcel Board Recommendation. The Board of Directors of Hexcel has duly adopted resolutions (a) determining that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Hexcel and the holders of shares of Hexcel Common Stock, (b) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth in this Agreement, (c) directing that this Agreement be submitted to the holders of shares of Hexcel Common Stock for their approval and adoption, (d) recommending that the holders of shares of Hexcel Common Stock vote in favor of the adoption of this Agreement on the terms and subject to the conditions set forth in this Agreement (the “Hexcel Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.3.

4.22 Opinion. Prior to the execution of this Agreement, Goldman Sachs & Co. LLC has delivered to Hexcel its opinion, in writing or orally (in which case such opinion will be subsequently confirmed in writing), to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of shares of Hexcel Common Stock. Such opinion has not been materially amended or rescinded as of the date of this Agreement.

4.23 Hexcel Information. The information relating to Hexcel and the Hexcel Subsidiaries or that is provided by Hexcel or the Hexcel Subsidiaries or their respective Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with the SEC in connection with the transactions contemplated hereby, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Woodward, Merger Sub or any Woodward Subsidiary) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Woodward, Merger Sub or any Woodward Subsidiary) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Any information relating to Hexcel and the Hexcel Subsidiaries or that is provided by Hexcel or the Hexcel Subsidiaries or their respective Representatives for inclusion in any document, instrument or certificate filed with any Governmental Entity with respect to Competition Laws in connection with the transactions contemplated hereby will comply in all material respects with the Laws applicable thereto.

4.24 Customers and Suppliers. Since January 1, 2019 through the date of this Agreement, Hexcel and the Hexcel Subsidiaries have not received any written notice from any Hexcel Covered Customer or Hexcel Covered Supplier that such Hexcel Covered Customer or Hexcel Covered Supplier intends to discontinue or substantially reduce its relationship with Hexcel or any Hexcel Subsidiary, terminate or materially and adversely amend any existing material contract with Hexcel or any Hexcel Subsidiary, or not continue as a customer or supplier, as applicable, of Hexcel or any Hexcel Subsidiary. “Hexcel Covered Customer” means any of the top ten (10) customers by revenue derived by Hexcel and the Hexcel Subsidiaries (taken together) during the twelve (12) months ended December 31, 2019, pursuant to which Hexcel or any of the Hexcel Subsidiaries has sold goods and/or services, and Hexcel Covered Supplier” means any of the top ten (10) suppliers by dollar amount paid to such suppliers by Hexcel and the Hexcel Subsidiaries (taken together) during the twelve months ended December 31, 2019.

4.25 Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Hexcel, (a) Hexcel and the Hexcel Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Hexcel reasonably has determined to be prudent and consistent with industry practice, and Hexcel and the Hexcel Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Hexcel and the Hexcel Subsidiaries, Hexcel or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Hexcel or any Hexcel Subsidiary pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Hexcel nor any Hexcel Subsidiary has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.26 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Hexcel in this ARTICLE IV, neither Hexcel nor any other person makes any express or implied representation or warranty with respect to Hexcel, the Hexcel Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Hexcel hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Hexcel nor any other person makes or has made any representation or warranty to Woodward, Merger Sub or any of their respective affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Hexcel, any Hexcel Subsidiary or their respective businesses or (ii) except for the representations and warranties made by Hexcel in this ARTICLE IV, any oral or written information presented to Woodward, Merger Sub or any of their respective affiliates or Representatives in the course of their due diligence investigation of Hexcel, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Hexcel acknowledges and agrees that neither Woodward, nor Merger Sub, nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or expressly permitted by this Agreement (including as set forth in the Hexcel Disclosure Schedule or the Woodward Disclosure Schedule) or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Hexcel and Woodward shall, and shall cause each of its respective Subsidiaries to, use reasonable best efforts to (a) conduct its business in the ordinary course in all material respects and (b) maintain and preserve intact its business organization, employees and advantageous business relationships, provided, that with respect to any action which is a subject matter of a subclause of Section 5.2, if such action is permitted by the express terms of such subclause of Section 5.2, such action shall not be a violation of this Section 5.1.

5.2 Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or expressly permitted by this Agreement (including as set forth in the Hexcel Disclosure Schedule or the Woodward Disclosure Schedule) neither Hexcel nor Woodward shall, and neither Hexcel nor Woodward shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a) incur, assume, guarantee or become liable for any indebtedness for borrowed money, other than (i) intercompany indebtedness, (ii) borrowings in the ordinary course under any revolving credit facility, settlement facility, commercial paper program, corporate credit facility or other line of credit, in each case existing on the date of this Agreement up to the amount committed thereunder on the date of this Agreement (or any amendment or replacement thereof, in each case, so long as the amount of borrowings under such amended or replaced facility or program is not greater than the committed amount of such facility or program on the date of this Agreement and the amendment or replacement contains customary commercial terms consistent in all material respects with the existing facility, and that such facility or program does not delay or impair the ability of the applicable party from consummating the transactions contemplated hereby and is prepayable without additional interest or penalty), (iii) guarantees by Hexcel or any direct or indirect wholly owned Hexcel Subsidiary of indebtedness of Hexcel or any other direct or indirect wholly owned Hexcel Subsidiary, (iv) guarantees by Woodward or any direct or indirect wholly owned Woodward Subsidiary of indebtedness of Woodward or any other direct or indirect wholly owned Woodward Subsidiary, (v) any indebtedness incurred to refinance, roll-over, replace or renew any indebtedness existing on the date of this Agreement, so long as, in each case, (1) the principal amount of such refinancing, roll-over, replacement or renewed indebtedness is not greater than the principal amount of the indebtedness being refinanced, rolled-over, replaced or renewed (plus accrued interest, and a reasonable amount of premium, fees and expenses incurred in connection with such refinancing) and (2) such indebtedness is on customary commercial terms consistent in all material respects with the indebtedness being refinanced, rolled-over, replaced or renewed, including that such facility or program does not delay or impair the ability of the applicable party from consummating the transactions contemplated hereby and is prepayable without additional interest or penalty, (vi) indebtedness incurred in respect of letters of credit, performance bonds, surety bonds, appeal bonds or other similar arrangements in the ordinary course, (vii) capital lease, purchase money or equipment financing arrangements entered into in the ordinary course of business, (viii) indebtedness arising from customary cash management and treasury services and the honoring of checks, drafts or similar instruments against insufficient funds or from the endorsement of instruments for collection, in each case, in the ordinary course of business, (ix) interest, exchange rate and commodity swaps, options, futures, forward contracts and similar derivatives or other hedging contracts (1) not entered for speculative purposes and (2)

entered into in the ordinary course consistent with past practice and in compliance with its risk management and hedging policies or practices in effect on the date of this Agreement and (x) other indebtedness incurred by mutual agreement of Hexcel and Woodward in accordance with Section 6.17;

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Hexcel Securities or Hexcel Subsidiary Securities, in the case of Hexcel, or Woodward Securities or Woodward Subsidiary Securities, in the case of Woodward, except, in each case, (A) subject to Section 6.10, regular quarterly cash dividends by Hexcel and Woodward as set forth on Section 5.2(b)(ii) of the Hexcel Disclosure Schedule, (B) dividends paid by any of the Subsidiaries of each of Hexcel and Woodward to Hexcel or Woodward or any of their wholly-owned Subsidiaries, respectively, or dividends paid by any of their respective non-wholly owned Subsidiary joint ventures in the ordinary course of business as required by any joint venture agreements in effect as of the date of this Agreement and disclosed, in the case of joint ventures, in Section 5.2(b)(ii)(B) of the Hexcel Disclosure Schedule or the Woodward Disclosure Schedule, as applicable or (C) the acceptance of shares of Hexcel Common Stock or Woodward Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, or the payment of dividend equivalents thereon, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any stock options, restricted stock units, performance stock units, phantom stock units, performance shares, restricted shares or other equity-based awards or interests (whether payable in shares, cash or otherwise), or grant any person any right to acquire any Hexcel Securities or Hexcel Subsidiary Securities, in the case of Hexcel, or Woodward Securities or Woodward Subsidiary Securities, in the case of Woodward, in each case other than in the ordinary course of business consistent with past practice, provided that:

(A) each of Woodward and Hexcel may grant service-based restricted stock units in lieu of restricted stock units that provide for performance-based vesting, and

(B) no such awards permitted by this clause (iii) shall provide for (or be covered by any plan or agreement terms that provide for) accelerated vesting solely as a result of the consummation of the transactions contemplated by this Agreement, provided, however:

(I) any such awards granted by Hexcel to a non-employee director of the Board of Directors of Hexcel as (x) a 2020 annual Hexcel RSU Award or (y) a quarterly retainer Hexcel RSU Award (in lieu of cash) may provide for a “double trigger” such that any unvested portion of the award shall vest at the Effective Time if such director does not become a member of the Woodward Board of Directors immediately following the Effective Time,

(II) any such awards granted by Hexcel to an employee of Hexcel or any Hexcel Subsidiary (x) in connection with his or her initial employment therewith, or (y) as an annual refresh award to be granted in the first three months of 2020, may provide for accelerated vesting upon a termination of such employee’s employment without “Cause” (as such term is defined, in the case of a Hexcel executive officer, in the severance agreement or plan applicable to such executive officer, and, in the case of any other Hexcel employee, as set forth in such employee’s latest equity award agreement prior to the date of this Agreement) or a termination of employment by such executive officer for Good Reason (as such term is defined in the severance agreement or plan applicable to such Hexcel executive officer), in either event, that occurs upon or within twenty-four (24) months following the Effective Time, and

(III) any such awards granted by Woodward to an employee of Woodward or any Woodward Subsidiary in connection with his or her initial employment therewith, may provide for the Woodward Double Trigger Vesting (the grants permitted by this Section 5.2(b)(iii), collectively, the “Permitted Grants”); or

(iv) other than the Permitted Grants, issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Hexcel Securities or Hexcel Subsidiary Securities, in the case of Hexcel, or Woodward Securities or Woodward Subsidiary Securities, in the case of Woodward, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Hexcel Securities or Hexcel Subsidiary Securities, in the case of Hexcel, or Woodward Securities or Woodward Subsidiary Securities, in the case of Woodward, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than (i) to any wholly-owned Subsidiary or to Woodward or Hexcel, as applicable, (ii) in the ordinary course of business or (iii) pursuant to contracts or agreements in force at the date of this Agreement set forth on Section 5.2(c) of the Hexcel Disclosure Schedule or the Woodward Disclosure Schedule, as applicable;

(d) make any material investment in or material acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or business or the property or assets of any other person, in each case other than a wholly-owned Subsidiary of Hexcel or Woodward, as applicable, in each case other than, with respect to acquisitions of properties and assets, in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement set forth on Section 5.2(d) of the Hexcel Disclosure Schedule or the Woodward Disclosure Schedule, as applicable;

(e) except in the ordinary course of business consistent with past practice, (i) terminate, materially amend, or waive any material provision of, any Hexcel Contract or Woodward Contract, as the case may be, or make any material change in any instrument or agreement governing any Hexcel Contract or Woodward Contract as the case may be, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Hexcel or Woodward, as the case may be, or (ii) other than in the ordinary course of business consistent with past practice, enter into any contract that would constitute a Hexcel Contract or Woodward Contract, as the case may be, if it were in effect on the date of this Agreement, provided, that with respect to any action which is a subject matter of another subclause of this Section 5.2, if such action is permitted by the express terms of such subclause of this Section 5.2, such action shall not be a violation of this Section 5.2(e);

(f) except as required under applicable Law or the terms of any Hexcel Benefit Plan or Woodward Benefit Plan existing as of the date hereof, as applicable, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, other than in the ordinary course of business consistent with past practice, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant, other than in the ordinary course of business consistent with past practice, (iii) materially increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant (other than in connection with a relocation of an employee in the ordinary course of business or a promotion or change in responsibilities), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice, (v) grant (other than the Permitted Grants) or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) is greater than $500,000, other than for cause, or (ix) hire or promote any officer, employee or individual consultant who has (or, following such hire or promotion, would have) target annual compensation (that is, base salary or wages plus annual bonus or other short-term cash incentive compensation) greater than $500,000;

(g) settle any claim, suit, action or proceeding, except involving monetary remedies in an amount not in excess of $5,000,000 individually or $20,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries, the Surviving Entity or the Combined Company;

(h) take any action or fail to take any action where such action or failure to act could reasonably be expected to impede or prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend either party’s certificate of incorporation, bylaws or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(j) merge or consolidate either party or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Significant Subsidiaries (other than mergers, consolidations, restructurings or reorganizations solely between or among its wholly-owned Subsidiaries, or as permitted under an exception set forth in Sections 5.2(c) or 5.2(d));

(k) enter into any new line of business or discontinue any existing line of business, other than in the ordinary course of business consistent with past practice;

(l) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(m) agree to take or make any commitment to take any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Hexcel and Woodward shall prepare and file with the SEC the Joint Proxy Statement, and Woodward shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Hexcel and Woodward shall each use reasonable best efforts to make such filings within forty-five (45) days after the date of this Agreement. Each of Hexcel and Woodward shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Hexcel and Woodward shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Woodward shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Hexcel shall furnish all information concerning Hexcel and the holders of shares of Hexcel Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to (i) take, or cause to be taken, all necessary actions, and do or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable following the date hereof; (ii) make, or cause to be made, the registrations, declarations and filings (A) required under the HSR Act and (B) required or advisable in connection with obtaining the other Requisite Regulatory Approvals, including if agreed upon by Hexcel and Woodward, appropriate filings and notifications to the European Commission’s Directorate-General for Competition, as promptly as reasonably practicable after the date of this Agreement (and in the case of any filings required under the HSR Act, no later than ten (10) business days after the date of this Agreement); (iii) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, clearances and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such Governmental Entities and (iv) seek to avoid or prevent the initiation of any investigation, claim, action, suit, arbitration, litigation or proceeding by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean the expiration or termination of the applicable waiting period under the HSR Act and all regulatory authorizations, consents, clearances, orders and approvals set forth on Section 6.1(b) of the Woodward Disclosure Schedule.

(c) Each party shall use its reasonable best efforts to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing and notwithstanding anything in this Agreement to the contrary, in furtherance of the parties’ reasonable best efforts, each of Hexcel and the Hexcel Subsidiaries and Woodward and the Woodward Subsidiaries, as applicable, to the extent required in order to obtain the Requisite Regulatory Approvals or any necessary approvals of any other Governmental Entity required for the transactions contemplated hereby as promptly as reasonably practicable or to avoid the consequences in Section 6.1(b)(iv) or otherwise in connection with the Requisite Regulatory Approvals required pursuant to any Competition Law, shall (i) propose, negotiate or offer to effect, or consent or commit to, any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Divestiture”); and (ii) take or agree to take any other action, agree or consent to, make any concession in respect of, or permit or suffer to exist any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (collectively, a “Remedy”), provided that neither party nor its Subsidiaries shall be required to take any of the actions referred to above with respect to a Divestiture or Remedy unless the effectiveness thereof is conditioned on the occurrence of the Effective Time, and provided, further, that nothing shall require either party to, and neither party shall without the consent of the other party, agree or consent to a Divestiture or Remedy that would result in or would reasonably be expected to result in a material adverse effect on the business of the Combined Company and its Subsidiaries, taken as a whole, after giving effect to the Merger. Hexcel and Woodward agree to use reasonable best efforts to: (1) oppose or defend against any investigation, claim, action, suit, arbitration, litigation or proceeding by any Governmental Entity to prevent or enjoin the consummation of the Merger or (2) overturn any regulatory order by any such Governmental Entity to prevent consummation of the Merger, including by defending any investigation, claim, action, suit, arbitration, litigation or proceeding brought by any such Governmental Entity in order to avoid the entry of, or to have vacated, overturned, terminated or appealed any order that would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

(d) If Hexcel or Woodward or any of their respective Subsidiaries or affiliates receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall make, or cause to be made, as soon as reasonably practicable and after consultation with the other party (to the extent permitted under applicable Law), an appropriate response in substantial compliance with such request. If Hexcel or Woodward receives a formal request for additional information or documentary material from the Federal Trade Commission (“FTC”) or the Antitrust Division of the U.S. Department of Justice (“Antitrust Division”), then Hexcel and Woodward will substantially comply with such formal request as soon as reasonably practicable, unless otherwise agreed between Hexcel and Woodward. Hexcel and Woodward shall consult with each other in good faith prior to agreeing, directly or indirectly, to extend any waiting period under the HSR Act or other applicable Law or to any timing agreement with the FTC, the Antitrust Division or any other Governmental Entity.

(e) Each party shall promptly notify the other party of any communication it or any of its affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and, to the extent permitted under applicable Law, furnish the other party promptly with all communications received from any Governmental Entity and permit the other party to review in advance, and consider in good faith the other party’s comments to, any proposed communication, filing or submission by such party to any Governmental Entity. The parties will coordinate and reasonably cooperate with each other in exchanging information and providing reasonable assistance as the other party may reasonably request in writing in connection with the foregoing or in connection with any filing or submission to be made to any Governmental Entity; provided, however, that materials exchanged pursuant to this Section 6.1 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of Hexcel’s or Woodward’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided, further that the parties hereto may, as they deem advisable and necessary, designate any materials provided to the other pursuant to this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Hexcel and Woodward shall (to the extent permitted under applicable Law) consult with the other party in advance of any meeting, discussion or teleconference with any Governmental Entity or, in connection with any proceeding by a private party in connection with the transactions contemplated by this Agreement, with any other person, and, to the extent not prohibited by the Governmental Entity or such other person, give the other party the opportunity to attend and participate in such meetings, discussions and teleconferences. The parties shall discuss in advance the strategy and timing for obtaining any clearances required or advisable under any applicable Law in connection with this Agreement or the transactions contemplated by this Agreement.

(f) Hexcel shall not, and shall cause the Hexcel Subsidiaries not to, and Woodward shall not, and shall cause the Woodward Subsidiaries not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing part or all of the assets of or equity of, in any business or any corporation, partnership, association or other business organization or division thereof, or take any other similar action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other similar action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, clearances or approvals of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) increase, in any material respect, the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) increase the risk, in any material respect, of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the transactions contemplated hereby.

(g) Hexcel and Woodward shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Hexcel, Woodward or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws, each of Hexcel and Woodward, for the purposes of performing its respective obligations under this Agreement and enforcing its respective rights under this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and, during such period, each of Hexcel and Woodward shall, and shall cause its respective Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as such party may reasonably request. Neither Hexcel nor Woodward nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Hexcel and Woodward shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated September 1, 2019, between Hexcel and Woodward (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give Woodward or Merger Sub, directly or indirectly, the right to control or direct the operations of Hexcel or the Hexcel Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Hexcel, directly or indirectly, the right to control or direct the operations of Woodward or the Woodward Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Woodward, Merger Sub and Hexcel shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Stockholders Meetings.

(a) Each of Hexcel and Woodward shall call a meeting of its stockholders (the “Hexcel Meeting” and the “Woodward Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Woodward Vote, the Charter Amendment Vote and the Requisite Hexcel Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Hexcel and Woodward shall use its reasonable best efforts to cause such meetings to occur on the same date. Subject to Section 6.3(b), each of Hexcel and Woodward and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of Hexcel and Woodward, as applicable, the Requisite Hexcel Vote, the Requisite Woodward Vote and the Charter Amendment Vote, as applicable, including by communicating to the respective stockholders of Hexcel and Woodward the Hexcel Board Recommendation and the Woodward Board Recommendation, respectively (and including the respective recommendation in the Joint Proxy Statement), and each of Hexcel and Woodward and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Hexcel Board Recommendation, in the case of Hexcel, or the Woodward Board Recommendation, in the case of Woodward, (ii) fail to make the Hexcel Board Recommendation, in the case of Hexcel, or the Woodward Board Recommendation, in the case of Woodward, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Hexcel Board Recommendation, in the case of Hexcel, or the Woodward Board Recommendation, in the case of Woodward, in each case within ten (10) business days (or such fewer number of days as remains prior that date that is two (2) business days prior to the Hexcel Meeting or the Woodward Meeting, as applicable) after an Acquisition Proposal is made public (upon a request by the other party to do so), or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”).

(b) Notwithstanding the foregoing, subject to Section 8.1 and Section 8.2, if the Board of Directors of Hexcel or Woodward, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that taking such action would be required to comply with its fiduciary duties under applicable Law, such Board of Directors may, in the case of Hexcel, prior to the receipt of the Requisite Hexcel Vote, and in the case of Woodward, prior to the receipt of the Requisite Woodward Vote, make a Recommendation Change and submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that taking such action would nevertheless be required to comply with its fiduciary duties under applicable Law. No Recommendation Change may be made with respect to an Acquisition Proposal if such Acquisition Proposal was solicited in violation of Section 6.13. Any change in the economic terms of or any other material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3 (except that the notice period shall be shortened to three (3) business days).

(c) Except as required by Law or as Hexcel and Woodward may mutually agree, neither Hexcel nor Woodward shall adjourn or postpone the Hexcel Meeting or the Woodward Meeting beyond the date on which the Hexcel Meeting or the Woodward Meeting, as the case may be, was (or was required to be) originally scheduled; provided that Hexcel and Woodward shall:

(i) be permitted to adjourn or postpone its own stockholder meeting (i.e., the Hexcel Meeting or the Woodward Meeting, as the case may be), if (A) as of the time for which such meeting is originally scheduled there are insufficient shares of Hexcel Common Stock or Woodward Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, (B) in the case of the Hexcel Meeting, the Board of Directors of Hexcel has made a Recommendation Change and, in the case of the Woodward Meeting, Board of Directors of Woodward has made a Recommendation Change, or (C) a change to the method or structure of effecting the combination of Hexcel and Woodward is to be effected pursuant to Section 6.15, provided, further, that in no event shall Hexcel or Woodward adjourn or postpone the Hexcel Meeting or the Woodward Meeting, as applicable, pursuant to this clause (i) more than two (2) times and by more than forty-five (45) calendar days in the aggregate with respect to all such adjournments or proposals; and

(ii) at Hexcel’s request, cause to be adjourned or postponed the Woodward Meeting, or at Woodward’s request, cause to be adjourned or postponed the Hexcel Meeting, if (A) the Board of Directors of the non-requesting party has made a Recommendation Change or (B) a change to the method or structure of effecting the combination of Hexcel and Woodward is to be effected pursuant to Section 6.15, provided, further, that in no event shall Hexcel or Woodward be obligated to adjourn or postpone the Hexcel Meeting or the Woodward Meeting, as applicable, pursuant to this clause (ii) more than two (2) times and by more than forty-five (45) calendar days, in the aggregate with respect to all such adjournments or proposals;

provided, however, that, if either the Hexcel Meeting or the Woodward Meeting, as the case may be, is adjourned or postponed pursuant to either the foregoing clause (i) or (ii), the other of the Hexcel Meeting or the Woodward Meeting, as the case may be, may be correspondingly adjourned or postponed and such adjournment or postponement shall not affect the aggregate time limits contemplated by the foregoing clause (i) or (ii).

(d) Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the Hexcel Meeting shall be convened and this Agreement shall be submitted for adoption by the stockholders of Hexcel at the Hexcel Meeting and (y) the Woodward Meeting shall be convened and the Share Issuance and Charter Amendment shall be submitted to the stockholders of Woodward at the Woodward Meeting, and nothing contained herein shall be deemed to relieve either Hexcel or Woodward of such obligation.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Hexcel and Woodward shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Hexcel or Woodward or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing and Delisting. Woodward shall use its reasonable best efforts to cause the shares of Woodward Common Stock to be issued in the Merger to be approved for listing on the Nasdaq or the NYSE (as the parties mutually agree), subject to official notice of issuance, prior to the Effective Time. Hexcel and Woodward shall cooperate in good faith to obtain the ticker symbol of “WXL” for the Combined Company from and after the Closing. Hexcel shall cooperate with Woodward and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the shares of Hexcel Common Stock from the NYSE and the deregistration of the shares of Hexcel Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.6 Employee Benefit Plans.

(a) Hexcel and Woodward acknowledge and agree that (i) for purposes of the Woodward Amended and Restated Executive Change-in-Control Severance Agreements (or substantially similarly titled agreement) entered into with certain employees of Woodward or any Woodward Subsidiaries, the completion of the transactions contemplated herein will constitute a “Change in Control” as defined therein, and (ii) for purposes of the Hexcel Benefit Plans listed on Section 6.6(a) of the Hexcel Disclosure Schedule, the completion of the transactions contemplated herein will constitute a “Change in Control” or similar term.

(b) The Combined Company agrees to honor in accordance with their terms all Hexcel Benefit Plans and Woodward Benefit Plans (subject to Section 6.6(d)). In order to further an orderly transition and integration, Hexcel and Woodward shall cooperate in good faith in reviewing, evaluating and analyzing the Hexcel Benefit Plans and Woodward Benefit Plans with a view towards developing appropriate new benefit plans, or selecting the Hexcel Benefit Plans or Woodward Benefit Plans, as applicable, that will apply with respect to employees of the Combined Company and its Subsidiaries after the Effective Time (collectively, the “New Benefit Plans”), and the Combined Company shall use its commercially reasonable efforts to cause the New Benefit Plans, to the extent permitted by applicable Law, to (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by Hexcel Benefit Plans, on the one hand, and those covered by Woodward Benefit Plans, on the other hand, at the Effective Time. Until such time as the New Benefit Plans are determined and/or established, the legacy Woodward employees will participate in Woodward Benefit Plans and the legacy Hexcel employees will participate in Hexcel Benefit Plans in accordance with their applicable terms including eligibility, in each case while employed by the Combined Company and its Subsidiaries and subject to the terms of such plans, and it is understood and agreed that participation in New Benefit Plans may commence on different dates following the Effective Time for different plans. Notwithstanding the foregoing, from the Effective Time the Combined Company or its Subsidiaries shall provide to each legacy Hexcel employee and Woodward employee, at least the same annual base salary or wage rate, during the portion of the one year period immediately following the Effective Time that each such employee remains employed by the Combined Company or its Subsidiaries and severance benefits and protections in the event of an applicable qualifying termination that occurs during the one year period immediately following the Effective Time, in each case, that were in effect for such employee of Hexcel or Woodward, as applicable, or their respective Subsidiaries, as of immediately prior to the Effective Time.

(c) With respect to any New Benefit Plans in which any employees of Hexcel or Woodward (or their respective Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, the Combined Company shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time, except to the extent such preexisting conditions, exclusions or waiting periods would apply under the analogous Hexcel Benefit Plan or Woodward Benefit Plan, as the case may be, (ii) provide each such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time (or, if later, prior to the time such employee commenced participation in the New Benefit Plan) under a Hexcel Benefit Plan or Woodward Benefit Plan (to the same extent that such credit was given under the analogous Hexcel Benefit Plan or Woodward Benefit Plan) in satisfying any applicable deductible or out-of-pocket requirements under any New Benefit Plans in which such employees first become eligible to participate after the Effective Time, and (iii) recognize all service of such employees with Hexcel or Woodward, as applicable, and their respective Subsidiaries (and any predecessor entities), for all purposes in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under the analogous Hexcel Benefit Plan or Woodward Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of benefit accrual under any defined benefit pension plan, (C) for purposes of any benefit plan that provides retiree welfare benefits, or (D) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(d) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Hexcel or Woodward or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, the Combined Company, Woodward, Hexcel or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, the Combined Company, Woodward, Hexcel or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Hexcel or Woodward or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Woodward Benefit Plan, Hexcel Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Woodward or any Woodward Subsidiary (or, after the Effective Time, the Combined Company or any of its Subsidiaries) or their respective affiliates to amend, modify or terminate any particular Woodward Benefit Plan, Hexcel Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Hexcel or Woodward or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Certain Tax Matters. (i) Hexcel shall, and shall cause each of its respective Subsidiaries to, use reasonable best efforts to obtain the tax opinion referenced in Section 7.2(d) and (ii) each of Hexcel, Woodward and Merger Sub shall, and shall cause each of its respective Subsidiaries to, use reasonable efforts to execute and deliver a customary tax representation letter that includes the representations referred to in Section 7.2(d) as of the date of the Joint Proxy Statement, if required, and as of the Closing Date to each counsel referred to in Section 9.5 in form and substance reasonably satisfactory to such counsel.

6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Combined Company shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the maximum extent permitted by applicable Law, such persons that are indemnified as of the date of this Agreement by Hexcel pursuant to the Hexcel Certificate of Incorporation, the Hexcel Bylaws, the governing or organizational documents of any Hexcel Subsidiary and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.8(a) of the Hexcel Disclosure Schedule (in each case, when acting in such capacity) (collectively, the “Hexcel Indemnified Parties”) and such persons that are indemnified as of the date of this Agreement by Woodward pursuant to the Woodward Certificate of Incorporation, the Woodward Bylaws, the governing or organizational documents of any Woodward Subsidiary and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.8(a) of the Woodward Disclosure Schedule (in each case, when acting in such capacity) (collectively, the “Woodward Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Hexcel or any Hexcel Subsidiary, or of Woodward or any Woodward Subsidiary, and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Hexcel Indemnified Party or Woodward Indemnified Party, to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Combined Company shall cause to be maintained in effect insurance coverage equivalent to the coverage under the current policies of directors’ and officers’ liability insurance maintained by Hexcel as of the date hereof (provided, that the Combined Company may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Combined Company shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Hexcel for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Combined Company shall cause to be maintained policies of insurance which, in the Combined Company’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Hexcel may, or at Woodward’s request shall, obtain at or prior to the Effective Time a six (6)-year “tail” policy under Hexcel’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Hexcel Indemnified Party and his or her heirs and Representatives. If the Combined Company, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other person or engages in any similar transaction, then in each such case, the Combined Company or the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Combined Company or the Surviving Entity, as applicable, will expressly assume the obligations set forth in this Section 6.8.

6.9 Advice of Changes. Hexcel and Woodward shall each, on or before the Closing Date, promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Sections 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Sections 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10 Dividends. After the date of this Agreement, each of Hexcel and Woodward shall coordinate with the other the declaration of any dividends in respect of Hexcel Common Stock and Woodward Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of shares of Hexcel Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Hexcel Common Stock and any shares of Woodward Common Stock any such holder receives in exchange therefor in the Merger.

6.11 Stockholder Litigation. Hexcel and Woodward shall give each other prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Hexcel and Woodward shall give each other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. Neither Hexcel or Woodward shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, without limiting the foregoing, each party shall use reasonable best efforts so that any settlement of any such litigation includes a full release of the other party and its affiliates and does not impose any material injunction or other material equitable relief after the Effective Time upon the Combined Company, the Surviving Entity or any of their respective affiliates.

6.12 Corporate Governance; Headquarters; Other Matters.

(a) Prior to the Effective Time, Woodward shall take all action necessary to cause the Board of Directors of the Combined Company to consist, as of the Effective Time, of ten (10) directors (i) five (5) of whom shall be persons designated by Hexcel from among the current directors of Hexcel as of the date hereof (each a “Hexcel Director Designee”), which shall include Nick L. Stanage, and (ii) five (5) of whom shall be persons designated by Woodward from among the current directors of Woodward as of the date hereof (each a “Woodward Director Designee” and together with the Hexcel Director Designees, the “Director Designees), which shall include Thomas A. Gendron. Each of the Director Designees, with the exception of Nick L. Stanage and Thomas A. Gendron, shall meet the independence standards of the Nasdaq or the NYSE, as applicable, in each case as may be applicable to the Combined Company as of the Effective Time. The Director Designees shall initially be allocated in the classes as mutually agreed by Hexcel and Woodward prior to the Effective Time.

(b) The initial composition of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board of Directors of the Combined Company, respectively, shall be mutually agreed by Hexcel and Woodward prior to the Effective Time.

(c) Effective as of the Effective Time, Thomas A. Gendron shall serve as Executive Chairman of the Board of Directors of the Combined Company and Nick L. Stanage shall serve as the Chief Executive Officer of the Combined Company. The Lead Director of the Combined Company shall be mutually agreed by Hexcel and Woodward prior to the Effective Time.

(d) Subject to the receipt of the Charter Amendment Vote, the name of the Combined Company as of the Effective Time shall be “Woodward Hexcel, Inc.”.

(e) As of the Effective Time, the headquarters of the Combined Company shall be located at Fort Collins, Colorado.

6.13 Acquisition Proposals.

(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective directors and officers not to, and shall not permit its and their other respective Representatives to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Hexcel Vote, in the case of Hexcel, or the Requisite Woodward Vote, in the case of Woodward, a party receives a bona fide written Acquisition Proposal not solicited in violation of this Section 6.13, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal and such person’s Representatives if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that taking such actions would be required to comply with its fiduciary duties under applicable Law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party, and shall otherwise permit such party to comply with its obligations herein. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Hexcel or Woodward, as applicable, with respect to any Acquisition Proposal, and request the return or destruction of any confidential information previously delivered to any such person pursuant to the terms of any confidentiality agreement to the extent provided by such agreement.

(b) Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related material developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal (other than amendments or revisions that are immaterial in all respects). Each party shall use its reasonable best efforts to enforce any confidentiality agreements (other than “standstill” provisions therein) to which it or any of its Subsidiaries is or becomes a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Hexcel or Woodward, as applicable, other than the Merger, any offer, proposal or inquiry, or any third-party indication of interest, by or on behalf of any third party, relating to (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or its affiliates) beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, which would, in the case of this clause (iii), result in the stockholders of such party prior to such transaction ceasing to own at least seventy-five percent (75%), directly or indirectly, of such party or its applicable Subsidiaries.

(c) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14 Public Announcements. Hexcel and Woodward agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that, without limiting Section 6.3, no public release or announcement or other public statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable Law or the rules or regulations of any stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, (b) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this Agreement in compliance with this Section 6.14, or (c) for releases, announcements or statements made in connection with a Recommendation Change or in connection with litigation between the parties.

6.15 Change of Method. Without limiting the terms of this Agreement (a) Hexcel and Woodward shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Hexcel and Woodward (including the provisions of ARTICLE I), if and to the extent they both deem such change to be necessary, appropriate or desirable or (b) if, at any time during the period beginning on the date that is forty (40) days after the date of this Agreement and ending on the later of (x) the time that the S-4 shall have become effective under the Securities Act and (y) the date that is sixty (60) days after the date of this Agreement, either of the Boards of Directors of Woodward or Hexcel determines in good faith that a change in the structure of effecting the combination of Hexcel and Woodward to a Direct Merger would be in the best interests of the Combined Company following the Merger, upon written notice to the other party of such determination, Woodward and Hexcel shall take all action necessary, and cooperate in good faith, to effect such change in structure, including by making effective amendments to this Agreement (including the provisions of ARTICLE I) and to the S-4 to the extent necessary in connection therewith, provided that such notice may only be delivered following good faith consultation with the other party; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Woodward Common Stock received by holders of shares of Hexcel Common Stock in exchange for each share of Hexcel Common Stock, unless, in connection with any change effected pursuant to the foregoing clause (b), the economic benefits that are intended to accrue to Woodward’s stockholders and Hexcel’s stockholders pursuant to the terms of this Agreement and the transactions contemplated hereby are identical in all but de minimis respects, (ii) adversely affect the Tax treatment of Woodward’s stockholders or Hexcel’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Hexcel, Woodward, the Combined Company and/or their respective Subsidiaries pursuant to this Agreement, or (iv) would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or delay the consummation of such transactions beyond the Termination Date. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.

6.16 Takeover Statutes. None of Hexcel, Woodward, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement or the Merger, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Merger, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17 Financing and Indebtedness. During the period from the date of this Agreement to the Effective Time, the parties hereto shall cooperate in good faith to mutually determine and use reasonable best efforts to implement any necessary, appropriate or desirable arrangements, in anticipation of the consummation of the Merger and the other transactions contemplated by this Agreement, regarding each party’s and its Subsidiaries’ credit agreements, indentures or other documents governing or relating to indebtedness of the parties and their Subsidiaries, including arrangements by way of amendments, consents, redemption, payoff, new financing or otherwise, with respect to refinancing or retaining a party’s or its Subsidiaries’ credit agreements or senior notes.

6.18 Exemption from Liability Under Section 16(b). Hexcel and Woodward agree that, in order to most effectively compensate and retain the officers and directors of Hexcel subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Hexcel Insiders”), both prior to and after the Effective Time, it is desirable that Hexcel Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of Hexcel Common Stock into shares of Woodward Common Stock in the Merger and the conversion of Hexcel Equity Awards into corresponding Woodward Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18. Hexcel shall deliver to Woodward in a reasonably timely fashion prior to the Effective Time accurate information regarding the Hexcel Insiders, and the Boards of Directors of Hexcel, Woodward, and the Combined Company, as applicable, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Hexcel) any dispositions of Hexcel Common Stock or Hexcel Equity Awards by the Hexcel Insiders, and (in the case of Woodward) any acquisitions of Woodward Common Stock or Woodward Equity Awards by any Hexcel Insiders who, immediately following the Merger, will be officers or directors of the Combined Company subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

6.19 Transition. As promptly as reasonably practicable after the date hereof, and in all cases subject to applicable Law and Section 6.2, each of Hexcel and Woodward shall, and shall cause its Subsidiaries to, during normal business hours, reasonably cooperate with the other party and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Hexcel and Woodward. Neither Hexcel, Woodward nor any of their respective Subsidiaries shall be required to take any action under this Section 6.19 if such action would unduly disrupt its business.

6.20 Merger Sub Approval. Promptly following the execution of this Agreement, Woodward shall take all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Merger, to be adopted by the sole stockholder of Merger Sub.

6.21 Charter Amendment Vote. If the Charter Amendment Vote is not received at the Woodward Stockholder Meeting or any adjournment or postponement thereof, the Combined Company shall cause the Charter Amendment to be submitted to the holders of shares of Woodward Common Stock for their approval at the next annual meeting of its stockholders occurring following the Closing Date, and the Combined Company and the Board of Directors of the Combined Company shall recommend that the holders of shares of Woodward Common Stock vote in favor of, and use reasonable best efforts to take all action necessary to obtain, the Charter Amendment Vote at such annual meeting and cause the Charter Amendment to become effective immediately after the receipt of the Charter Amendment Vote.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. This Agreement shall have been adopted by the stockholders of Hexcel by the Requisite Hexcel Vote and the Share Issuance shall have been approved by the stockholders of Woodward by the Requisite Woodward Vote.

(b) Listing. The shares of Woodward Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the Nasdaq or the NYSE, as applicable, subject to official notice of issuance.

(c) Regulatory Approvals. (i) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; and (ii) all other Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition enjoining or preventing the consummation of the Merger shall be in effect. No Law, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Hexcel. The obligation of Hexcel to effect the Merger is also subject to the satisfaction, or waiver by Hexcel, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Woodward and Merger Sub set forth in Section 3.2(a), Section 3.3(a) and Section 3.7(a) (in each case after giving effect to the lead-in to ARTICLE III) shall be true and correct (other than, in the case of Section 3.2(a) and Section 3.3(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Woodward and Merger Sub set forth in Section 3.1(a), and Section 3.6 (in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Woodward and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Woodward. Hexcel shall have received a certificate dated as of the Closing Date and signed on behalf of Woodward by the Chief Executive Officer or the Chief Financial Officer of Woodward to the foregoing effect.

(b) Performance of Obligations of Woodward. Woodward shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Hexcel shall have received a certificate dated as of the Closing Date and signed on behalf of Woodward by the Chief Executive Officer or the Chief Financial Officer of Woodward to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Woodward.

(d) Federal Tax Opinion. Hexcel shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Hexcel, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Hexcel, Woodward and Merger Sub, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of Woodward and Merger Sub. The obligation of Woodward and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Woodward, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Hexcel set forth in Section 4.2(a), Section 4.3(a) and Section 4.7(a) (in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct (other than, in the case of Section 4.2(a) and Section 4.3(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Hexcel set forth in Section 4.1(a), and Section 4.6 (in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Hexcel set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hexcel. Woodward shall have received a certificate dated as of the Closing Date and signed on behalf of Hexcel by the Chief Executive Officer or the Chief Financial Officer of Hexcel to the foregoing effect.

(b) Performance of Obligations of Hexcel. Hexcel shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Woodward shall have received a certificate dated as of the Closing Date and signed on behalf of Hexcel by the Chief Executive Officer or the Chief Financial Officer of Hexcel to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Hexcel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or (except in the case of Section 8.1(f) or Section 8.1(g)) after receipt of the Requisite Hexcel Vote or the Requisite Woodward Vote:

(a) by mutual written consent of Hexcel and Woodward;

(b) by either Hexcel or Woodward if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any court or Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree or other legal restraint or prohibition permanently enjoining or preventing the consummation of the Merger, unless the failure to obtain a Requisite Regulatory Approval or the issuance of such order, injunction, decree or other legal restraint, as applicable, shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Hexcel or Woodward if the Merger shall not have been consummated on or before December 31, 2020 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be principally due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either Hexcel or Woodward (provided, that the terminating party is not then in material breach of any obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Woodward, in the case of a termination by Hexcel, or Hexcel, in the case of a termination by Woodward, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Hexcel, or Section 7.3, in the case of a termination by Woodward, and which is not cured within thirty (30) days (or such fewer days as remain prior to the Termination Date) following written notice to Woodward, in the case of a termination by Hexcel, or Hexcel, in the case of a termination by Woodward, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by either Hexcel or Woodward if (i) the Requisite Hexcel Vote shall not have been obtained following a vote taken at the Hexcel Meeting (unless such Hexcel Meeting has been validly adjourned or postponed, or validly requested by Woodward to be adjourned or postponed, in accordance with Section 6.3, in which case at the final adjournment or postponement thereof) upon the adoption of this Agreement by the stockholders of Hexcel or (ii) the Requisite Woodward Vote shall not have been obtained following a vote taken at the Woodward Meeting (unless such Woodward Meeting has been validly adjourned or postponed, or validly requested by Hexcel to be adjourned or postponed, in accordance with Section 6.3, in which case at the final adjournment or postponement thereof) upon the approval of the Share Issuance by the stockholders of Hexcel;

(f) by Woodward, at any time prior to obtaining the Requisite Hexcel Vote, if (i) Hexcel or the Board of Directors of Hexcel shall have made a Recommendation Change or (ii) there has been a Willful Breach by Hexcel (including by the Board of Directors of Hexcel) of its obligations under Sections 6.3 or 6.13(a); or

(g) by Hexcel, at any time prior to obtaining the Requisite Woodward Vote, if (i) Woodward or the Board of Directors of Woodward shall have made a Recommendation Change or (ii) there has been a Willful Breach by Woodward (including by the Board of Directors of Woodward) of its obligations under Sections 6.3 or 6.13(a) in any material respect.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Hexcel or Woodward as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Hexcel, Woodward, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.14, this Section 8.2 and ARTICLE IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Hexcel nor Woodward shall be relieved or released from any liabilities or damages arising out of its Willful Breach of any provision of this Agreement. For purposes of this Agreement, “Willful Breach” means, with respect to any party, a material breach or failure to perform that is the consequence of an act or omission of such party with the knowledge that such act or omission would, or would be reasonably expected to, cause a material breach of this Agreement

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Woodward or shall have been made directly to the stockholders of Woodward or any person shall have publicly announced an Acquisition Proposal (and not withdrawn at least two (2) business days prior to the Woodward Meeting), in each case with respect to Woodward and (A) thereafter (x) this Agreement is terminated by either Hexcel or Woodward pursuant to Section 8.1(c) without the Requisite Woodward Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or, with respect to those conditions that by their nature can only be satisfied at the Closing, were capable of being satisfied as of the date of such termination), or (y) this Agreement is terminated by Hexcel pursuant to Section 8.1(d) or either Hexcel or Woodward pursuant to Section 8.1(e)(ii) and (B) prior to the date that is twelve (12) months after the date of such termination, Woodward enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Woodward shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Hexcel, by wire transfer of same-day funds, a fee equal to two hundred and fifty million dollars ($250,000,000) (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Hexcel pursuant to Section 8.1(g), or is terminated by Woodward or Hexcel pursuant to Section 8.1(e)(ii) at such time as Hexcel was entitled to terminate this Agreement pursuant to Section 8.1(g), then Woodward shall pay Hexcel, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Hexcel or shall have been made directly to the stockholders of Hexcel or any person shall have publicly announced an Acquisition Proposal (and not withdrawn at least two (2) business days prior to the Hexcel Meeting), in each case with respect to Hexcel and (A) thereafter (x) this Agreement is terminated by either Hexcel or Woodward pursuant to Section 8.1(c) without the Requisite Hexcel Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.2 were satisfied or, with respect to those conditions that by their nature can only be satisfied at the Closing, were capable of being satisfied as of the date of such termination), or (y) this Agreement is terminated by Woodward pursuant to Section 8.1(d) or either Hexcel or Woodward pursuant to Section 8.1(e)(i) and (B) prior to the date that is twelve (12) months after the date of such termination, Hexcel enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Hexcel shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Woodward, by wire transfer of same-day funds, the Termination Fee; provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Woodward pursuant to Section 8.1(f), or is terminated by Woodward or Hexcel pursuant to Section 8.1(e)(i) at such time as Woodward was entitled to terminate this Agreement pursuant to Section 8.1(f), then Hexcel shall pay Woodward, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Except in the case of a Willful Breach by Hexcel or Woodward, as the case may be which shall each be subject to Section 8.2(a), following the termination of this Agreement in accordance with its terms, the payment of the Termination Fee by Hexcel or Woodward, in circumstances in which it is due pursuant to the terms of this Agreement, together with any amounts payable pursuant to Section 8.2(e) in connection therewith, shall be the sole and exclusive remedy of the other party under this Agreement. Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either Hexcel or Woodward be required to pay the Termination Fee, as applicable, more than once.

(e) Each of Hexcel and Woodward acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Hexcel or Woodward, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, as applicable, or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Hexcel or Woodward, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Hexcel Vote or the Requisite Woodward Vote; provided, however, that after the receipt of the Requisite Hexcel Vote or the Requisite Woodward Vote, there may not be, without further approval of the stockholders of Hexcel or Woodward, as applicable, any amendment of this Agreement that requires such further approvals under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

9.2 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Hexcel Vote or the Requisite Woodward Vote, there may not be, without further approval of the stockholders of Hexcel or Woodward, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.8 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

9.4 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Woodward and Hexcel. Except as set forth in Section 2.2(c), subject to the occurrence of the Closing, Woodward will pay or cause to be paid all transfer (including real estate transfer), stamp and documentary Taxes imposed on Woodward, Hexcel, the Combined Company or their respective subsidiaries as a result of the consummation of the Merger.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Woodward or Merger Sub, to:

Woodward, Inc.
1081 Woodward Way
Fort Collins, Colorado 80524
	Attention:	A. Christopher Fawzy
	E-mail:	Chris.Fawzy@woodward.com

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
	Attention:	Larry W. Sonsini
Martin W. Korman
C. Derek Liu
	E-mail:	LSonsini@wsgr.com
MKorman@wsgr.com
DLiu@wsgr.com

and

(b)	if to Hexcel, to:

Hexcel Corporation
281 Tresser Blvd., Two Stamford Plaza
Stamford, CT 06901
Attention: Gail Lehman, Executive Vice President and General Counsel
E-mail: gail.lehman@hexcel.com
legalnotices@hexcel.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	Andrew J. Nussbaum
Gordon S. Moodie
	E-mail:	AJNussbaum@wlrk.com
GSMoodie@wlrk.com

and

(c)	if to the Combined Company or the Surviving Entity, to:

Woodward Hexcel, Inc. Or Hexcel Corporation
1081 Woodward Way
Fort Collins, Colorado 80524
	Attention:	Nick L. Stanage
	E-mail:	Nick.Stanage@hexcel.com

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304

	Attention:	Larry W. Sonsini
Martin W. Korman
C. Derek Liu
	E-mail:	LSonsini@wsgr.com
MKorman@wsgr.com
DLiu@wsgr.com

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	Andrew J. Nussbaum
Gordon S. Moodie
	E-mail:	AJNussbaum@wlrk.com
GSMoodie@wlrk.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Woodward means the actual knowledge of any of the persons listed on Section 9.6 of the Woodward Disclosure Schedule, and the “knowledge” of Hexcel means the actual knowledge of any of the persons listed on Section 9.6 of the Hexcel Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iii) the term “made available” means any document or other information that was (a) provided in writing by one party or its Representatives to the other party and its Representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof, or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. The Woodward Disclosure Schedule and the Hexcel Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction .

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of

Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (which may be withheld by such other party in its sole discretion). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HEXCEL CORPORATION

By:	/s/ Nick L. Stanage
Name: Nick L. Stanage
Title: Chairman, Chief Executive Officer and President

WOODWARD, INC.

By:	/s/ Thomas A. Gendron
Name: Thomas A. Gendron
Title: Chairman, Chief Executive Officer and President

GENESIS MERGER SUB, INC.

By:	/s/ A. Christopher Fawzy
Name: A. Christopher Fawzy
Title: Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Amended and Restated Combined Company Charter

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WOODWARD, INC.

Adopted in accordance with

the provisions of Sections 242 and 245

of the General Corporation Law

of the State of Delaware.

Woodward, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), does hereby certify under the seal of the Corporation as follows:

(1)

That the name under which the Corporation was originally incorporated was “New Wood Company,” the present name of the Corporation is Woodward, Inc., and that the date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was November 18, 1976.

(2)	That the Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on April 27, 2006.

(3)	That the Restated Certificate of Incorporation was amended on January 23, 2008 and January 26, 2011.

(4)

That this Amended and Restated Certificate of Incorporation, which amends, restates and integrates the provisions of the Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

(5)	That the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety in the form which is attached hereto and marked EXHIBIT A.

IN WITNESS WHEREOF, Woodward, Inc. has caused this instrument to be executed this [•] day of [•], 20[•].

[●]

By:
Name:
Title:

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

WOODWARD HEXCEL, INC.

A Delaware Corporation

FIRST. The name of the Corporation is Woodward Hexcel, Inc.

SECOND. The address of the registered office of the Corporation in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, County of Kent, Delaware 19904. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code. Without limiting in any manner the scope and generality of the foregoing, the nature of the business or purposes to be conducted or promoted by the Corporation includes:

A. To carry on and conduct any and every kind of manufacturing, distribution and service business; to manufacture, process, fabricate, rebuild, service, purchase or otherwise acquire, to design, invent or develop, to import or export, and to distribute, lease, sell, assign or otherwise dispose of and generally deal in and with raw materials, products, goods, wares, merchandise and real and personal property of every kind and character; and to provide services of every kind and character.

B. To acquire, own, hold, use, lease, mortgage, pledge, sell, convey, or otherwise dispose of and deal in lands, leaseholds, and any interest, estates and rights in real property, any personal or mixed property, and any tangible or intangible property, legal and equitable.

C. In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 300,000,000, of which 290,000,000 shares shall be Common Stock with a par value of $0.001455 per share, and 10,000,000 shares shall be Preferred Stock with a par value of $0.003 per share.

The Preferred Stock may be issued from time to time in one or more series, with each such series to consist of such number of shares and to have such voting powers (whether less than, equal to or greater than one vote per share), or limited voting powers or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, and the Board of Directors is expressly vested with authority to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the resolution or resolutions of the Board of Directors providing for the issue of the series of Preferred Stock.

FIFTH. The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock of the Corporation shall be required (i) for the adoption of any amendment, alteration, change or repeal of any provision of this Certificate of Incorporation, (ii) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other corporation, (iii) to authorize any sale, lease or exchange of all or substantially all of the assets of the Corporation, or (iv) to authorize the dissolution of the Corporation. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement to which the Corporation is a party.

SIXTH. The holders of Common Stock of the Corporation shall be entitled to cumulative voting rights in the election of directors, which means that in each election of directors each holder of Common Stock shall be entitled to cast as many votes as the number of shares of Common Stock held by such holder multiplied by the number of directors to be elected and may cast all such votes for the election of one nominee or distribute such votes among two or more nominees as such holder chooses.

SEVENTH. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In connection with such management the directors shall be guided by the philosophy and concepts of human and industrial association of the Corporation as expressed in its Constitution. The Board of Directors shall have the sole power to establish the rights, qualifications, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members and that from time to time shall affect the power of the Board of Directors to manage the business and affairs of the Corporation. Without limiting in any manner the scope and generality of the foregoing, the Board of Directors shall have the sole power (i) to elect and empower the officers of the Corporation, (ii) to designate and empower committees of the Board of Directors, (iii) to determine the time, place, notice, quorum and voting requirements of meetings of the Board of Directors and any committee thereof, and (iv) to determine the manner in which action by the Board of Directors may be taken.

B. The Board of Directors shall have concurrent power with the stockholders to adopt, amend or repeal the By-Laws of the Corporation; provided, however, that (i) the By-Laws of the Corporation shall not be adopted, amended or repealed by the stockholders except by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock of the Corporation, and (ii) no By-Law may be adopted by the stockholders which shall impair or impede the power of the Board of Directors under paragraph A of this Article SEVENTH.

C. The number of directors of the Corporation which shall constitute the whole Board of Directors shall be not less than six, the exact number of directors and the exact number of directors in each class to be determined from time to time by the Board of Directors. Election of directors need not be by written ballot unless the By-Laws so provide.

(1)

The Board of Directors shall be divided into three classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders next ensuing, each initial director in Class II shall hold office until the annual meeting of stockholders one year thereafter, and each initial director in Class III shall hold office until the annual meeting of stockholders two years thereafter.

(2)

If the number of directors is changed, any increase or decrease shall be apportioned among the three classes so as to maintain the number of directors in each class as nearly equal as possible. In no case will a decrease in the number of directors shorten the term of any incumbent director.

(3)

Should a vacancy occur or be created, whether arising through resignation, retirement, removal from office, disqualification, or death or through an increase in the number of directors, such vacancy shall be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy shall hold office for the remaining term of the class in which the vacancy shall have occurred or shall have been created.

(4)

Notwithstanding any of the foregoing provisions of this paragraph C of Article SEVENTH, each director shall serve until his or her successor is elected and qualified or until his or her earlier resignation, retirement, removal from office, disqualification or death.

(5)

Any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock of the Corporation.

(6)	All action by stockholders shall be taken at a meeting duly called and held. The stockholders of the Corporation may not act by written consent.

(7)

Special meetings of the stockholders for any proper purpose or purposes may be called by the Board of Directors or by the Chairman of the Board of Directors, and shall be called upon a request in writing therefor stating the purpose or purposes thereof signed by the holders of two-thirds of the outstanding shares of Common Stock of the Corporation.

EIGHTH. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

NINTH. The Corporation shall indemnify each director, officer, employee or agent of the Corporation and each person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise in the manner and to the extent provided in the By-Laws of the Corporation as the same may be amended from time to time.

TENTH. A director of the corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

ELEVENTH. Subject to the provisions of Article FIFTH of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Exhibit B

Bylaw Amendment

Exhibit B

Bylaw Amendment

Effective as of the Effective Time, the Bylaws of the Combined Company shall be amended to include the following:

•

Until the second anniversary of the Closing, neither the initial Executive Chairman or Chairman or Chief Executive Officer of the Company may be removed from office without the affirmative vote of 75% of the directors then in office entitled to vote thereon.

•	The Executive Chairman and the Chief Executive Officer both report to the Board of Directors.

•	The Executive Chairman, in addition to the duties of the Chairman of a board of directors of a public company, will have the following duties:

•	together with the Chief Executive Officer, work on the integration of Hexcel and Woodward and post-Closing transition matters,

•	coordinate with the Chief Executive Officer regarding the strategic direction of the Combined Company, and

•	take on other projects as may be mutually agreed by the Executive Chairman and the Chief Executive Officer.

•	The Executive Chairman will become the non-Executive Chairman from and after the one-year anniversary of the Closing.

•

The current Chief Executive Officer of Hexcel, in his capacity as the Chief Executive Officer of the Combined Company, will become the Chairman of the Combined Company as of the two-year anniversary of the Closing.

•	Bylaws implementing the foregoing will not be subject to amendment by the Board of Directors without the affirmative vote of 75% of the directors then in office.

Exhibit C

Woodward Bylaws

Exhibit C

BYLAWS OF

WOODWARD, INC

AMENDED AND RESTATED ON JANUARY 11, 2020

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BYLAWS

OF

WOODWARD, INC

Amended and Restated on January 11, 2020

ARTICLE I

OFFICES

Section 1.1 Registered Office

The registered office of Woodward, Inc. (the “Corporation”) is in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.2 Other Offices

The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Place of Meetings

Meetings of the stockholders of the Corporation must be held at such places, either within or without the State of Delaware, as are designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. The Board of Directors may, in its sole discretion, determine that the meeting will not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”). If a meeting of stockholders by remote communication is authorized by the Board of Directors, stockholders and proxy holders not physically present but attending by remote communication will be deemed present in person, subject to compliance with such guidelines and procedures as the Board of Directors may adopt.

Section 2.2 Annual Meetings

Annual meetings of stockholders for the election of directors must be held on such dates and at such times as are designated from time to time by the Board of Directors and stated in the notice of the meeting. At each annual meeting, the stockholders may vote for election, in accordance with Section 3.1 of these Bylaws, of those directors belonging to the class or classes of directors to be elected at such meeting, and may transact such other business as may properly be brought before the meeting.

Section 2.3 Special Meetings

Except as otherwise provided by law or by the Certificate of Incorporation, special meetings of stockholders must be called by the Secretary at the request (i) of the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), (ii) in writing, of the Chairman of the Board, if there be one, or (iii) in writing, of holders of at least two-thirds of the total voting power of all outstanding shares of Common Stock of the Corporation, and may not be called absent such a request. Such request must state the purpose or purposes of the proposed meeting and, in the case of a request by holders of outstanding shares, must be delivered personally or sent by certified or registered mail, return receipt requested, to the Secretary of the Corporation. Business transacted at all special meetings of stockholders must be confined to the matters set forth in the notice. The Board of Directors must determine the date, time and place of any special meeting, which must, in the case of Section 2.3(ii) or (iii), be held not less than thirty (30) nor more than one hundred twenty (120) days after the date of the receipt of the request. Upon determination of the date, time and place of the meeting, the officer receiving the request must cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 2.4 below. Nothing contained in this Section 2.3 is to be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

Section 2.4 Notice of Meetings

Except as otherwise provided by law, written notice of all meetings must be given stating the date, time and place of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided by the DGCL, the written notice of any meeting must be given to each stockholder entitled to vote at that meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting.

Section 2.5 Quorum

Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at all meetings of the stockholders. Withdrawal of any stockholders present or represented by proxy at any meeting of stockholders will not cause failure of a duly constituted quorum at that meeting. Shares of the Corporation’s own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, are neither entitled to vote nor may they be counted for quorum purposes; provided, however, that the foregoing does not limit the right of any corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity. The Chairman of the meeting or the stockholders present in person or represented by proxy, by vote of a majority of the shares represented, may adjourn the meeting despite the absence of a quorum.

Section 2.6 Adjournments

Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the Chairman of the meeting or by the vote of a majority of the shares present in person or represented by proxy at the meeting. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and the place thereof, and the

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means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

Section 2.7 Voting

(a) Record Name. Except as otherwise provided by law, only persons in whose names shares entitled to vote stand on the stock records of the Corporation on the record date for determining the stockholders entitled to vote at a meeting will be entitled to vote at such meeting.

(b) Votes Per Share; Cumulative Voting. Unless otherwise provided by law or by the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders is entitled to one (1) vote for each share of stock held by such stockholder which has voting power upon the matter in question. In the election of directors, and for any other action, voting need not be by written ballot unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting or the Chairman of the meeting so determine. In accordance with the Certificate of Incorporation, the holders of Common Stock of the Corporation are entitled to cumulative voting rights in the election of directors, which means that in each election of directors each holder of Common Stock is entitled to cast as many votes as the number of shares of Common Stock held by such holder multiplied by the number of directors to be elected and may cast all such votes for the election of one nominee or distribute such votes among two (2) or more nominees as such holder chooses.

(c) Vote Required – Election of Directors.

(i) Majority/Plurality. Except as otherwise provided by these Bylaws, a nominee for director must be elected by a majority of the votes cast in person or by proxy with respect to such nominee’s election at any meeting of the stockholders that includes the election of directors at which a quorum is present. For purposes of this Section 2.7(c), a majority of the votes cast means that the number of votes cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee’s election. Notwithstanding the foregoing, a nominee for director will be elected by a plurality of the votes cast in person or by proxy at any meeting of the stockholders that includes the election of directors at which a quorum is present if, as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), provided that with respect to any nominee proposed or nominated by a stockholder, the Secretary of the Corporation must have received proper notice under Section 2.11 of these Bylaws. For purposes of this Section 2.7(c), if plurality voting is applicable to the election of directors at any meeting, the nominees who receive the highest number of votes cast “for,” without regard to votes cast “against” or “withhold,” will be elected as directors up to the total number of directors to be elected at that meeting. Abstentions and broker non-votes will not count as a vote cast with respect to any election of directors.

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(ii) Resignations. In order for any incumbent director to become a nominee of the Board of Directors for further service on the Board of Directors, such person must submit an irrevocable resignation, contingent on (i) that person not receiving a majority of the votes cast in an election that is not a Contested Election, and (ii) acceptance of that resignation by the Board of Directors in accordance with policies and procedures adopted by the Board of Directors for such purpose. If an incumbent director fails to receive a majority of votes cast in an election that is not a Contested Election, the Nominating and Governance Committee will, within sixty (60) days after the date of certification of the election results, recommend to the Board of Directors whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the resignation, taking into account the Nominating and Governance Committee’s recommendation, and within ninety (90) days after the date of certification of the election results, the Board of Directors will disclose its decision and rationale regarding whether to accept the resignation (or the reasons for rejecting the resignation, if applicable) in a press release, filing with the Securities and Exchange Commission or by other public announcement. Notwithstanding the foregoing, in the event (a) the Nominating and Governance Committee fails to make a recommendation within sixty (60) days after the date of certification of the election results, or (b) a majority of the members of the Nominating and Governance Committee are nominees for director who did not receive a majority of the votes cast in an election that is not a Contested Election, the Board of Directors will make the determination to accept or reject the resignations without any recommendation from the Nominating and Governance Committee. The Nominating and Governance Committee and the Board of Directors may consider any factors and other information they deem appropriate and relevant in deciding whether to accept a director’s resignation.

(iii) Following Board Determination. If an incumbent director fails to receive the required vote for re-election in an election that is not a Contested Election and such director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the expiration date of such director’s term in office or until such director’s earlier death, resignation, retirement, disqualification or removal from office. If such director’s resignation is accepted by the Board of Directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors may fill any resulting vacancy pursuant to Section 3.3 of these Bylaws or may decrease the size of the Board of Directors pursuant to Section 3.1 of these Bylaws.

(d) Vote Required – Other. The affirmative vote of the holders of two- thirds of the outstanding shares of Common Stock of the Corporation is required (i) for the adoption of any amendment, alteration, change or repeal of any provision of the Certificate of Incorporation, (ii) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other corporation, (iii) to authorize any sale, lease or exchange of all or substantially all of the assets of the Corporation, (iv) to authorize the dissolution of the Corporation, (v) to remove a director for cause, or (vi) for the stockholders of the Corporation to adopt, amend or

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repeal these Bylaws. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement to which the Corporation is a party. All other elections and questions must, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the meeting.

Section 2.8 Proxies

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, which proxy must be filed with the Secretary of the Corporation at or before the meeting at which it is to be used, but no such proxy may be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature. A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors, or if there are no inspectors, such other persons making that determination must specify the information upon which they relied. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to Section 212(c) of the DGCL may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction must be a complete reproduction of the entire original writing or transmission. A duly executed proxy is irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy, which is not irrevocable, by attending the meeting and voting in person or by filing with the Secretary an instrument in writing revoking the proxy or another duly executed proxy bearing a later date.

Section 2.9 List of Stockholders Entitled to Vote

The officer who has charge of the stock ledger must prepare and make, or cause to be prepared and made, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this section requires the Corporation to include electronic mail addresses or other electronic contact information on that list. The list must be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to

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the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the list must also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present. If the meeting is to be held solely by means of remote communication, the list must also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list must be provided with the notice of the meeting.

Section 2.10 Stock Ledger

The stock ledger of the Corporation is the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders required by Section 2.9 or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 2.11 Notice of Stockholder Nominations and Other Business

(a) Proper Business; Nominations. No business may be transacted at an annual meeting of stockholders, other than business that is: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof); (ii) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof); or (iii) otherwise properly brought before the annual meeting by any stockholder. In addition to any other applicable requirements, for nominations or other business to be properly brought before an annual meeting by a stockholder: (i) such stockholder must be a stockholder of record on the date of the giving of the notice provided for in this Section 2.11 and on the record date for the determination of stockholders entitled to vote at such annual meeting; (ii) such stockholder must provide timely notice in writing to the Corporation’s Secretary pursuant to the procedures set forth in this Section 2.11; (iii) such other business must be a proper matter for stockholder action under the DGCL; (iv) if the stockholder, or the beneficial owner on whose behalf any such nomination or proposal is made, provides the Corporation with a Solicitation Notice (as defined in this Section 2.11), such stockholder or beneficial owner must in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in those materials the Solicitation Notice; and (v) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.11, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

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(b) Timeliness. To be timely, a stockholder’s notice to the Secretary (other than a request for inclusion of a proposal in the Corporation’s proxy statement pursuant to Rule l4a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”)) must be delivered to, or mailed and received at, the Corporation’s principal executive offices (addressed to the attention of the Secretary) not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be delivered to, or mailed and received at, the Corporation’s principal executive offices not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs, or no less than ninety (90) days nor more than one hundred twenty (120) days prior to the annual meeting. In the event that the number of a class of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.11 will also be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to, or mailed and received at, the Corporation’s principal executive offices (addressed to the attention of the Secretary) not later than ten (10) days following the day on which the Corporation makes such public announcement.

(c) Information Required. The stockholder’s notice pursuant to this Section 2.11 must include all of the following: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (A) all of the information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act ; (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by such nominated person and any affiliates or associates of such nominated person; (C) the name of each nominee holder of any shares of capital stock of the Corporation owned beneficially but not of record by such nominated person or any affiliates or associates of such nominated person, and the number of such shares of capital stock held by each such nominee holder; (D) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest, or other transaction has been entered into by or on behalf of such nominated person, or any affiliates or associates of such nominated person, with respect to the capital stock of the Corporation; (E) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of capital stock of the Corporation) has been made by or on behalf of such nominated person, or any affiliates or associates of such nominated person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such nominated person, or any affiliates or associates of such nominated person, or to increase or decrease the voting power or pecuniary or economic interest of such nominated person, or any affiliates or associates of such nominated person, with respect to the capital stock of the Corporation; (F) a description of all agreements, arrangements or

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understandings between such nominated person, or any affiliates or associates of such nominated person, and any other person or persons (including their names) in connection with such nominated person’s candidacy or service as a director of the Corporation; and (G) the written consent of such nominated person to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (iii) the name and record address of such stockholder and such beneficial owner; (iv) the class or series and number of shares of capital stock of the Corporation that are owned beneficially or of record by such stockholder and such beneficial owner; (v) the name of each nominee holder of shares of capital stock of the Corporation owned beneficially but not of record by such stockholder and such beneficial owner, or any affiliates or associates of the foregoing persons, and the number of shares of capital stock of the Corporation held by each such nominee holder; (vi) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder or such beneficial owner, or any affiliates or associates of the foregoing persons, with respect to the capital stock of the Corporation; (vii) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of capital stock of the Corporation) has been made by or on behalf of such stockholder or such beneficial owner, or any affiliates or associates of the foregoing persons, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such stockholder or such beneficial owner, or any affiliates or associates of the foregoing persons, or to increase or decrease the voting power or pecuniary or economic interest of such stockholder or such beneficial owner, or any affiliates or associates of the foregoing persons, with respect to the capital stock of the Corporation; (viii) a description of all agreements, arrangements or understandings between such stockholder or such beneficial owner, or any affiliates or associates of the foregoing persons, and any other person or persons (including their names) in connection with the nomination or proposal of such business by such stockholder; (ix) any material interest of such stockholder or such beneficial owner, or any affiliates or associates of the foregoing persons, in such nomination or proposal of business, including any anticipated benefit therefrom to such stockholder or such beneficial owner, or any affiliates or associates of the foregoing persons; (x) whether such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; and (xi) whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”). A stockholder providing notice of any nomination or proposal of business in accordance with this Section 2.11 shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.11 is true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting, and such update and supplement shall be delivered to, or mailed and received at, the Corporation’s principal executive offices (addressed to the attention of the Secretary) not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting.

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(d) Inclusion in Company Proxy Statement. Notwithstanding the foregoing provisions of this Section 2.11, in order to include information with respect to a stockholder proposal in the Corporation’s proxy statement and form of proxy for a stockholder’s meeting, a stockholder must provide notice as required by the regulations promulgated under the Exchange Act. Nothing in these Bylaws is deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act or any successor rule.

(e) Special Meeting Nominations. At any special meeting of the stockholders, only such business may be conducted as is brought before the meeting pursuant to the Corporation’s notice of meeting. In the event that a special meeting of the stockholders is called for the purpose of electing one or more directors, nominations of a person or persons for election may be made (i) by or at the direction of the Board of Directors or (ii) by a stockholder who complies with the procedures in this Section 2.11 if such stockholder is a stockholder of record on the date of the giving of the notice provided for in this Section 2.11 and on the record date for the determination of stockholders entitled to vote at such special meeting and such stockholder provides timely notice in writing to the Corporation’s Secretary (including all of the information required by paragraph (c) of this Section 2.11) not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the special meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs, or no less than ninety (90) days nor more than one hundred twenty (120) days prior to the special meeting.

(f) Determination of Proper Business. Only such persons who are nominated in accordance with the procedures set forth in this Section 2.11 will be eligible to serve as directors and only such business may be conducted at a meeting of stockholders as is brought before the meeting in accordance with the procedures set forth in this Section 2.11; provided, however, that once business has been properly brought before a meeting in accordance with such procedures, nothing in this Section 2.11 will be deemed to preclude discussion by any stockholder of any such business (subject to any rules for the orderly conduct of the meeting as may be adopted by the Chairman of the meeting or the Board of Directors). The Chairman of the meeting and the Board of Directors each has the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.11 and, if any proposed nomination or business is not in compliance with this Section 2.11, to declare that such defective proposal be disregarded and not presented for stockholder action.

(g) No New Time Period. In no event will the public announcement of an adjournment or postponement of an annual or special meeting commence a new time period for the giving of a stockholder’s notice.

(h) Public Announcement. For the purposes of this Section 2.11, a “public announcement” includes disclosure in a press release issued to a national news service, in a document publicly filed by the Corporation with, or furnished on Form 8-K to, the Securities and Exchange Commission pursuant to the Exchange Act, or other method deemed to be a public announcement under the rules and regulations of the Securities and Exchange Commission.

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(i) Delivery. For purposes of this Section 2.11, delivery of a proxy statement or delivery of a form of a proxy includes sending a Notice of Internet Availability of Proxy Materials in accordance with Rules 14a-16 under the Exchange Act.

Section 2.12 Inspectors of Election

Before any meeting of stockholders, the Board of Directors must appoint one or more inspectors to act at the meeting and make a written report of the meeting. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors. No nominee for the office of director may be appointed inspector. Each inspector, before entering upon the discharge of the duties of inspector, must take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The duties of these inspectors are as follows:

(i) Ascertain the number of shares outstanding and the voting power of each;

(ii) Determine the shares represented at a meeting and the validity of proxies and ballots;

(iii) Count all votes and ballots;

(iv) Determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(v) Certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspector(s) may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

Section 2.13 Action without Meeting

In accordance with the Certificate of Incorporation, no action may be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action may be taken by the stockholders by written consent.

Section 2.14 Organization

(a) Chair and Secretary of Meeting. Except as otherwise determined by the Board of Directors, at every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer, or, if the Chief Executive Officer is absent, the President, or, if the President is absent, a Chairman of the meeting chosen by a majority of shares present in person or represented by proxy at the meeting and entitled to vote, acts as Chairman. The Secretary, or, if the Secretary is absent, an Assistant Secretary or other person directed to do so by the Chairman of the meeting, acts as secretary of the meeting.

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(b) Stockholder Meeting Rules. The Board of Directors of the Corporation is entitled to make such rules or regulations for the conduct of meetings of stockholders as it deems necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the Chairman of the meeting has the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the Chairman may permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting must be announced at the meeting. Unless and to the extent determined by the Board of Directors or the Chairman of the meeting, meetings of stockholders are not required to be held in accordance with rules of parliamentary procedure.

ARTICLE III

DIRECTORS

Section 3.1 Number and Term of Office

The Board of Directors is divided into three (3) classes, designated Class I, Class II and Class III. Each class must be as nearly equal in number as possible. The number of directors which constitutes the whole Board of Directors must not be less than six (6), the exact number of directors and the exact number of directors in each class to be determined from time to time by resolution of the Board of Directors. At each annual meeting, successors to the class of directors whose term expired at that annual meeting are elected for a three-year term. If the number of directors has changed, any increase or decrease must be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class holds office for a term that coincides with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director holds office until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation, if any, have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships is governed by the terms of the Certificate of Incorporation applicable thereto, and such directors so elected will not be divided into classes pursuant to this Section 3.1 unless expressly provided by such terms.

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Section 3.2 Nominations

Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors: (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who: (i) is a stockholder of record on the date of the giving of the notice provided for in Section 2.11 and on the record date for the determination of stockholders entitled to vote at such meeting; and (ii) timely complies with all of the procedures set forth in Section 2.11. No person is eligible for election as a director unless nominated as set forth in this Section 3.2. If either the Chairman of the meeting or the Board of Directors determines that a nomination was not made as set forth in this Section 3.2, the Chairman must declare to the meeting that the nomination was defective and that such defective nomination must be disregarded.

Section 3.3 Vacancies

Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director elected to fill a vacancy holds office for the remaining term of the class in which the vacancy occurs or is created.

Section 3.4 Removal

Any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock of the Corporation.

Section 3.5 Resignation

Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it is deemed effective at the pleasure of the Board of Directors. A resignation that is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. When one or more directors resigns from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, may fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations become effective.

Section 3.6 Duties and Powers

The business and affairs of the Corporation are managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

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Section 3.7 Meetings

The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without call or notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman or any two directors. Notice thereof stating the place, date and hour of the meeting must be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone (including a voice messaging or other system or technology designed to record and communicate messages), electronic mail or other electronic means, facsimile or telegram on twenty-four (24) hours’ notice.

Section 3.8 Quorum

Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation and these Bylaws constitutes a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum is the act of the Board of Directors. If a quorum is not present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 3.9 Actions without Meeting

Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or such committee thereof. Such filing must be in paper form if the minutes are maintained in paper form and must be in electronic form if the minutes are maintained in electronic form.

Section 3.10 Meetings by Electronic Communications Equipment

Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.10 constitutes presence in person at such meeting.

Section 3.11 Conduct of Meetings

The Chairman of the Board of Directors or in his or her absence a chairman chosen by a majority at the meeting presides at meetings of the Board of Directors. The Secretary acts as secretary of the meeting, but in his or her absence, the Chairman of the meeting may appoint any person to act as secretary of the meeting.

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Section 3.12 Remuneration

The directors may be paid such remuneration, if any, as the Board of Directors may from time to time determine. Any remuneration so payable to a director who is also an officer or employee of the Corporation or who is counsel or solicitor to the Corporation or otherwise serves it in a professional capacity must, unless the Board of Directors otherwise determines, be in addition to such director’s salary as such officer or employee or to his or her professional fees, as the case may be. In addition, the Board of Directors may by resolution from time to time award special remuneration out of the funds of the Corporation to any director who performs any special work or service for, or undertakes any special mission on behalf of, the Corporation outside of the work or service ordinarily required of a director of the Corporation. The directors may also be paid such sums in respect of their out-of-pocket expenses incurred in attending meetings of the Board of Directors or otherwise in respect of the performance by them of their duties as the Board of Directors may from time to time determine. Confirmation by the stockholders of any such remuneration or payment is not required.

Section 3.13 Interested Directors

No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, is void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her vote is counted for such purpose if: (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee, which authorizes the contract or transaction.

Section 3.14 Committees

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more of the directors of the Corporation. The Executive Committee, to the extent permitted by law, these Bylaws, the Executive Committee Charter or other resolutions of the Board of Directors will have and may exercise, when the Board of Directors is not in session, all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, including, without limitation, the

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power to declare a dividend or to authorize the issuance of stock, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but such committee will not have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors must consist of one or more of the directors of the Corporation and will have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event will any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member will terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(d) Meetings. Unless the Board of Directors otherwise provides, each committee designated by the Board may make, alter and repeal rules of the conduct of its business. In the absence of such rules, each committee must conduct its business in the same manner as the Board of Directors conducts its business pursuant to these Bylaws.

ARTICLE IV

OFFICERS

Section 4.1 General

(a) Board Elected Officers. The officers of the Corporation elected by the Board of Directors are a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, one (1) or more Vice Presidents and such other officers as the Board of Directors may deem expedient, and those officers are to be elected in such manner and hold their offices for such terms as the Board of Directors may prescribe. The Board of Directors may elect the Chairman of the Board of Directors as an officer of the Corporation, provided that the Chairman will not be regarded as an officer of the Corporation unless the Board of Directors so determines at the time of election in accordance with these Bylaws. The same person may hold any number of offices, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board, need such officers be directors of the Corporation. The Board of Directors may from time to time, in its discretion, assign titles, powers, duties and reporting arrangements for any elected officer. The salaries and other compensation of the officers of the Corporation may be fixed by or in the manner designated by the Board of Directors.

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(b) Other Officers. In addition to the officers elected by the Board of Directors in accordance with Section 4.1(a), the Corporation may have one or more appointed Vice Presidents, Assistant Secretaries or other officers, who will also be officers of the Corporation (each an “Appointed Officer”). Appointed Officers are appointed by the Chief Executive Officer. The Chief Executive Officer may from time to time, in his or her discretion, assign titles, powers, duties, scope of job responsibilities and reporting arrangements for any Appointed Officer, consistent with Section 4.2 below.

Section 4.2 Tenure and Duties of Officers

(a) Tenure. All officers hold office at the pleasure of the Board of Directors and until their successors are duly elected and qualified, unless sooner removed. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. If the office of any elected officer becomes vacant for any reason, the vacancy may be left vacant or be filled by the Board of Directors. Any Appointed Officer may be removed at any time by the Board of Directors or the Chief Executive Officer. If the office of any Appointed Officer becomes vacant for any reason, the vacancy may be left vacant or be filled by the Chief Executive Officer. Nothing in these Bylaws is to be construed as creating any kind of contractual right to employment with the Corporation.

(b) Duties. The officer(s) bearing the titles set forth below will have the powers and duties set forth below unless otherwise determined by the Board of Directors.

(i) Chairman of the Board of Directors. The Chairman of the Board of Directors presides at all meetings of the stockholders and the Board of Directors, unless the Board of Directors determines otherwise. The Chairman of the Board of Directors must perform such other duties and will have such other powers as the Board of Directors designates from time to time.

(ii) Chief Executive Officer. The Chief Executive Officer has, subject to the oversight of the Board of Directors, general supervision, direction and control of the business and the officers, employees and agents of the Corporation. In the absence of the Chairman of the Board, the Chief Executive Officer, if such officer is a director, presides at all meetings of the Board of Directors, unless the Board of Directors determines otherwise. The Chief Executive Officer must perform such other duties and will have such other powers as the Board of Directors designates from time to time.

(iii) President. Subject to the oversight of the Board of Directors and the supervision, control and authority of the Chief Executive Officer, the President has general supervision, direction and control of the business and the officers, employees and agents of the Corporation. The President must perform such other duties and will have such other powers as the Board of Directors designates from time to time.

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(iv) Vice Presidents. The Vice Presidents (however designated and whether elected by the Board of Directors or appointed by the Chief Executive Officer) have the powers and must perform the duties that pertain to, or relate to, such Vice President’s designated job or business function and will have such other powers and must perform such other duties as the Board of Directors or the Chief Executive Officer designates from time to time.

(v) Secretary. The Secretary must keep, or cause to be kept, a book of minutes of all meetings of directors, committees of directors and stockholders. The Secretary must give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and must perform such other duties and will have such other powers as the Board of Directors designates from time to time. If the Secretary is unable, or refuses, to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there is no Assistant Secretary, then either the Board of Directors or the Chairman of the Board may choose another officer to cause such notice to be given. The Secretary has custody of the seal of the Corporation, and the Secretary or any Assistant Secretary, if there is one, has the authority to affix the same to any instrument requiring it and, when so affixed, such seal may be attested by the signature of the Secretary or by the signature of any Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing of his or her signature. The Secretary must see that all books, reports, statements, certificates or other documents and records required by law to be kept or filed are properly kept or filed, as the case may be. It is the duty of the Assistant Secretaries to assist the Secretary in the performance of the Secretary’s powers and duties and generally to have such other powers and perform such other duties as may be delegated to them by the Board of Directors or the Chief Executive Officer.

(vi) Chief Financial Officer and Treasurer. Each of the Chief Financial Officer and the Treasurer controls, audits and arranges the financial affairs of the Corporation, consistent with the responsibilities delegated to each of them by the Corporation’s Chief Executive Officer or President. The Chief Financial Officer or Treasurer, as the case may be, receives and deposits all monies belonging to the Corporation and pays out the same only in such manner as the Board of Directors may from time to time determine, and will have such other powers and must perform such other duties as the Board of Directors may require.

(c) Resignation. Any officer may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Any such resignation will take effect on the date of receipt of such notice or at any later time specified therein; and unless otherwise specified therein, the acceptance of such resignation is not necessary to make it effective. Any such resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

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ARTICLE V

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 5.1 Execution of Corporate Instruments

(a) Determination by Board. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by law or these Bylaws, and such execution or signature will be binding upon the Corporation.

(b) Absence of Board Determination. Unless otherwise specifically determined by the Board of Directors or otherwise required by law or these Bylaws, formal contracts of the Corporation, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the Corporation and other corporate instruments or documents must be executed, signed or endorsed by the Chief Executive Officer, the President, the Chief Financial Officer, Treasurer or the Secretary, or by any Vice President (only with regard to such corporate instruments that pertain to or relate to such Vice President’s job or business function).

(c) Checks and Drafts. All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation must be signed by such person or persons as are authorized by the Board of Directors.

(d) No Authority. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee has any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 5.2 Voting Securities Owned by the Corporation

Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President or the Chief Financial Officer and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

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ARTICLE VI

SHARES OF STOCK

Section 6.1 Form and Execution of Certificates

The shares of the Corporation will be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock may be uncertificated. Certificates for the shares of stock of the Corporation, if any, are to be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the Corporation represented by certificate is entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board of Directors, the President or any Vice President, and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by such holder in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate ceases to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. Any certificate may also contain such legend or other statement as may be required by law or by any agreement between the Corporation and the issuee thereof.

Section 6.2 Lost Certificates

A new certificate or uncertificated shares may be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or uncertificated shares, the owner of such lost, stolen or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the Corporation in such manner as it requires or to give the Corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 6.3 Transfer Agents and Registrars

The Board of Directors may from time to time appoint one or more transfer agents and registrars in one or more cities; may require all certificates evidencing shares of stock of the Corporation to bear the signature of a transfer agent and registrar; and may provide that such certificates may be transferable in more than one city.

Section 6.4 Transfers

Transfers of record of shares of stock of the Corporation may be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares. The Corporation has the power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL

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Section 6.5 Fixing Record Dates

(a) For Notice and Meetings. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date must not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date must, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders must be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders applies to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) For Other Purposes. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date must not precede the date upon which the resolution fixing the record date is adopted, and which record date must be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose must be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.6 Registered Stockholders

The Corporation is entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and is not bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it has express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

NOTICES

Section 7.1 Written Notice

Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his or her address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice is deemed to be given at the time when the same is deposited in the United States mail.

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Section 7.2 Notice by Electronic Transmission to Stockholders

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws is effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent is revocable by the stockholder by written notice to the Corporation. Any such consent is deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation will not invalidate any meeting or other action. Notice given pursuant to this section is deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting and (b) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or the agent of the Corporation that the notice has been given by a form of electronic transmission is, in the absence of fraud, prima facie evidence of the facts stated therein. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.3 Notice to Stockholders Sharing an Address

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation is effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom notice is given. Any consent is revocable by the stockholder by written notice to the Corporation. A stockholder who fails to object in writing to the Corporation, within sixty (60) days of having been given written notice by the Corporation of its intention to send the single notice will be deemed to have consented to receiving the single notice.

Section 7.4 Waiver

Whenever any notice is required by the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, is deemed equivalent to notice. Attendance of a person at a meeting constitutes a waiver of notice of that meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation.

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ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Dividends

Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 8.2 Fiscal Year

The fiscal year of the Corporation must be fixed by resolution of the Board of Directors.

Section 8.3 Corporate Seal

The corporate seal, if any, must have inscribed thereon the name of the Corporation and is to be in such form as may be approved from time to time by the Board of Directors.

Section 8.4 Forum for Adjudication of Certain Disputes

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee or agent of the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these Bylaws (as either may be amended from time to time); (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

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ARTICLE IX

INDEMNIFICATION

Section 9.1 Power to Indemnify in Actions, Suits or Proceedings Other Than Those by or in the Right of the Corporation

Subject to Section 9.3, the Corporation must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against costs, charges (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 9.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation

Subject to Section 9.3, the Corporation must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her (including attorneys’ fees) in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable for gross negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs which the Delaware Court of Chancery or such other court deems proper.

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Section 9.3 Authorization of Indemnification

Any indemnification under this Article IX (unless ordered by a court) may be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such director or officer has met the applicable standard of conduct set forth in Sections 9.1 or 9.2, as the case may be. Such determination must be made with respect to a person who is a director or officer at the time of such determination: (i) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith, without the necessity of authorization in the specific case.

Section 9.4 Good Faith Defined

For purposes of any determination under Section 9.3, a person is deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his or her conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him or her by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 9.4 means any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 9.4 are not exclusive nor do they limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 9.1 or 9.2, as the case may be.

Section 9.5 Indemnification by a Court

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any present or former director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 9.1 and 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such director or officer has met the applicable standards of conduct set forth in Sections 9.1 or 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the

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director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 9.5 must be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification will also be entitled to be paid the expense of prosecuting such application.

Section 9.6 Expenses Payable in Advance

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding must be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 9.7 Nonexclusivity of Indemnification and Advancement of Expenses

The indemnification and advancement of expenses provided by or granted pursuant to this Article IX are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections 9.1 and 9.2 must be made to the fullest extent permitted by law. The provisions of this Article IX do not preclude the indemnification of any person who is not specified in Sections 9.1 or 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware, or otherwise.

Section 9.8 Insurance

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

Section 9.9 Certain Definitions

For purposes of this Article IX, references to “the Corporation” include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such

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constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, will stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article IX, references to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan will be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

Section 9.10 Survival of Indemnification and Advancement of Expenses

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and inure to the benefit of the heirs, executors and administrators of such a person.

Section 9.11 Limitation on Indemnification

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which will be governed by Section 9.5), the Corporation is not obligated to indemnify any present or former director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

Section 9.12 Indemnification of Employees and Agents

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

Section 9.13 Enforceability

The provisions of this Article IX are applicable to all actions, suits or proceedings pending at the time or commenced after the adoption of this Article IX, whether arising from acts or omissions to act occurring, or based on claims asserted, before or after the adoption of this Article IX. If this Article IX or any portion hereof is invalidated on any ground by a court of competent jurisdiction, then the Corporation must nevertheless indemnify each director or officer of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in any judgment or settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article IX that is not invalidated and to the full extent permitted by applicable law.

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ARTICLE X

AMENDMENTS

Section 10.1 Bylaw Amendments

The Board of Directors has the concurrent power with the stockholders to adopt, amend or repeal these Bylaws; provided, however, that (i) these Bylaws may not be adopted, amended or repealed by the stockholders except by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock of the Corporation; and (ii) no Bylaw may be adopted by the stockholders which impairs or impedes the power of the Board of Directors under paragraph A of Article SEVENTH of the Certificate of Incorporation of the Corporation.

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